UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Websense, Inc.

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10240 Sorrento Valley Road

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 31, 2012

Dear Stockholder:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Websense, Inc., a Delaware corporation (“Websense”). The meeting will be held on May 31, 2012 at 11:00 a.m. Pacific Daylight Time at our corporate headquarters located at 10240 Sorrento Valley Road, San Diego, California 92121. We are meeting for the following purposes:

1.	To elect the Board of Directors’ seven nominees for director to serve until the next annual meeting and their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Websense for our fiscal year ending December 31, 2012.

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

4.	To conduct any other business properly brought before the meeting.

For more information on these matters, please review the proxy statement accompanying this Notice.

All stockholders of record as of the close of business on April 2, 2012 may vote at the meeting or any adjournment thereof. Every vote is important to Websense and we urge you to vote your shares whether or not you plan to attend the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 31, 2012 at 11:00 a.m. Pacific Daylight Time at 10240 Sorrento Valley Road, San Diego, California 92121.

The proxy statement and annual report to stockholders are available at http://investor.websense.com/. The Board of Directors recommends that you vote FOR each of the proposals identified above.

By Order of the Board of Directors

Michael A. Newman, Corporate Secretary

San Diego, California

April 19, 2012

We are pleased to invite you to attend the meeting in person. We hope you will attend the meeting, but whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEBSENSE, INC.

10240 Sorrento Valley Road

San Diego, California 92121

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 31, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (also referred to as the “Board”) of Websense, Inc. (sometimes referred to as “our,” “us,” “we” or “Websense”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or through the Internet.

We intend to mail these proxy materials on or about April 19, 2012 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Thursday, May 31, 2012 at 11:00 a.m. Pacific Daylight Time at the corporate headquarters of Websense. Directions to the annual meeting may be found at http://www.websense.com/content/office-directions.aspx. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2012 will be entitled to vote at the annual meeting. On this record date, there were 37,593,656 shares of common stock outstanding and entitled to vote. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

Stockholder of Record: Shares Registered in Your Name

If on April 2, 2012 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 2, 2012 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

2012 PROXY STATEMENT	1

What am I voting on?

There are three matters scheduled for a vote:

1.	Election of the seven nominees for director named herein.

2.	Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of Websense for our fiscal year ending December 31, 2012.

3.	Non-binding advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

What are the recommendations of the Board?

The Board recommends a vote in favor of Proposals 1-3 listed above.

How do I vote?

You may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on May 30, 2012 to be counted.

•

To vote through the Internet, go to http://www.investorvote.com/WBSN to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on May 30, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received an instruction form with these proxy materials from that organization rather than from Websense. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

2	2012 PROXY STATEMENT

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 2, 2012.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card or vote by proxy over the telephone or through the Internet, or vote in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 and 3 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Websense and “For” the non-binding advisory approval of the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, our employees and Computershare Trust Company, N.A. may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare Trust Company, N.A. will be paid its customary fee of approximately $20,000 plus out-of-pocket expenses if it solicits proxies. Computershare Trust Company, N.A. will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of stockholders, distribute proxy materials to brokers and banks for subsequent distribution to beneficial holders of stock, and solicit proxy responses from holders of our common stock. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card to ensure that all of your shares are voted.

2012 PROXY STATEMENT	3

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card (or telephone or Internet proxy) is the one that is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If your shares are held by your broker as your nominee (that is, in “street name”), you should follow the instructions provided by the institution that holds your shares regarding how to instruct your broker to vote your shares.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 20, 2012 to our Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121. If you wish to submit a proposal (including a director nomination) at the meeting that is not otherwise to be included in next year’s proxy materials, you must do so by January 31, 2013. Your notice to the Corporate Secretary must set forth as to each matter you propose to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) your name and address, as they appear on our books, (iii) the class and number of our shares which are beneficially owned by you, (iv) any material interest you may have in the business matter being proposed, and (v) any other information that is required to be provided by you pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in your capacity as a proponent to a stockholder proposal. You are also advised to review our bylaws, as amended and restated (the “Bylaws”), which contain additional requirements relating to the advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions, and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

4	2012 PROXY STATEMENT

How many votes are needed to approve each proposal?

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For the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. However, if the number of votes “For” any of the seven nominees does not exceed fifty percent (50%) of the total number of votes cast with respect to such nominee’s election (from the holders of votes of shares either present in person or represented by proxy and entitled to vote), such nominee will promptly tender his resignation as a director, and the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board will make a recommendation to the Board as to whether it is appropriate to accept such director’s resignation. Only votes “For” or “Withhold” will affect the outcome of the election of directors.

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To be approved, Proposal 2, “Ratification of Selection of Independent Registered Public Accounting Firm,” must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal 3, “Non-Binding Stockholder Advisory Vote on Executive Compensation,” must receive “For” votes from the holders of a majority of shares present either in person or represented by proxy and entitled to vote. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 37,593,656 shares outstanding and entitled to vote. Thus, the holders of 18,796,829 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the meeting, in person or represented by proxy, may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at http://investor.websense.com/.

2012 PROXY STATEMENT	5

Proposal 1

ELECTION OF DIRECTORS

Our Board consists of seven directors. There are seven nominees for director this year. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy. Each of the nominees listed below is currently a director of Websense who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2013 annual meeting and until his successor has been duly elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite directors and nominees for directors to attend the annual meeting. Three directors attended the 2011 Annual Meeting of Stockholders.

The Nominating Committee performs an assessment of the skills and experience necessary for our Board to properly oversee and direct our business. In evaluating candidates to serve as directors and considering incumbent directors for renomination to the Board, the Nominating Committee considers a variety of factors, including education, business ethics, corporate governance and high level management experience, financial expertise, professional and industry knowledge, and succession planning. For incumbent directors, the Nominating Committee also evaluates the nominee’s past performance on the Board and its committees. The Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of the skills and experience described above and will function collegially as a unit. Additional information relating to the criteria considered by the Nominating Committee in its selection of candidates to serve as directors is provided under the heading “Nominating and Corporate Governance Committee” below.

The seven nominees for election as directors receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. However, if the number of votes “For” any of the seven nominees does not exceed fifty percent (50%) of the total number of votes cast with respect to such nominee’s election (from the holders of votes of shares either present in person or represented by proxy and entitled to vote), such nominee will promptly tender his resignation as a director, and the Nominating Committee will make a recommendation to the Board as to whether it is appropriate to accept such director’s resignation.

The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy.

NOMINEES FOR ELECTION FOR A ONE-YEAR TERM EXPIRING

AT THE 2013 ANNUAL MEETING

The brief biographies below include information, as of the date of this proxy statement, regarding specific experience, qualifications, attributes or skills of each nominee that led the Nominating Committee to believe that such nominee should continue to serve on the Board.

John B. Carrington

John B. Carrington, age 68, has served as a director and Chairman of the Board of Websense since June 1999. Mr. Carrington also served as our Chief Executive Officer (“CEO”) from May 1999 to January 2006, as well as our President from May 1999 to January 2003 and from August 2005 to January 2006. Prior to joining Websense, Mr. Carrington was Chairman, CEO and President of Artios, Inc., a provider of hardware and software design solutions to companies in the packaging industry, from August 1996 until it was acquired by BARCO n.a. in December 1998. He received his B.S. in Business Administration from the University of Texas.

Mr. Carrington has extensive high level management experience in the software industry. He also has significant knowledge of our operations and insight into our strategic plans as a result of his prior role as

6	2012 PROXY STATEMENT

Websense’s CEO. The Nominating Committee believes that Mr. Carrington’s prior experience with Websense and his long tenure as our Chairman position him to contribute his broad knowledge of Websense and the security software industry to the Board.

Bruce T. Coleman

Bruce T. Coleman, age 73, served as our interim CEO from November 1998 to May 1999, and continues to serve as a director of Websense, a position he has held since November 1998. Since November 1991, he has served as the CEO of El Salto Advisors, an interim executive firm. From April 2008 to November 2008, Mr. Coleman served as CEO of Openwave Systems, Inc., a provider of software and services for the mobile and cable industries. From November 2007 to April 2008, Mr. Coleman served as CEO of WebTrends, Inc., an Internet analytics company. From October 2006 to April 2007, Mr. Coleman served as interim CEO of WatchGuard Technologies, Inc., a provider of Internet security services. Mr. Coleman previously served on the board of directors of Printronix, Inc. He received a B.A. in Economics from Trinity College and an M.B.A. from Harvard Business School.

Through his work as an interim CEO for numerous high tech companies and as a traditional CEO for four companies, Mr. Coleman has demonstrated relevant executive officer experience in a wide variety of operating environments, including relevant experience in our industry through his work with Openwave Systems, WebTrends and WatchGuard Technologies. The Nominating Committee also believes Mr. Coleman’s experience as a professional interim executive gives the Board visibility into a wide variety of compensation structures and management organizations both inside and outside of our core business.

Gene Hodges

Gene Hodges, age 60, has been the CEO of Websense since January 2006, and was our President from January 2006 to April 2007. He has been a director of Websense since January 2006. Prior to joining Websense, from November 2001 to January 2006, Mr. Hodges served as President of McAfee, Inc., a security technology company subsequently acquired by Intel Corporation in 2011. Mr. Hodges served as President of the McAfee Product Group from January 2000 to November 2001, and from August 1998 to January 2000, he served as Vice President of Security Marketing. Mr. Hodges received a B.A. in Astronomy from Haverford College and completed the Harvard Advanced Management Program for business executives.

The Nominating Committee believes Mr. Hodges’ role as CEO of Websense provides invaluable insight into the management and daily operations of Websense. In addition, Mr. Hodges’ previous experience as an executive in the security software industry provides the Board with operational and industry expertise.

John F. Schaefer

John F. Schaefer, age 69, has served as a director of Websense since May 2001. In June, 2010, Mr. Schaefer joined the board of directors of Intevac, Inc., a publicly held provider of advanced equipment and products to the hard disk drive, solar, semiconductor and photonics industries. From November 1994 to April 2001, Mr. Schaefer served as Chairman and CEO of Phase Metrics, Inc., which was a publicly traded producer of technically advanced process and production test equipment for the data storage industry until substantially all of its assets were purchased by KLA-Tencor Corporation. From 1992 to 1994, Mr. Schaefer was President, Chief Operating Officer (“COO”) and a director of McGaw, Inc., a producer of intravenous medical products and devices. He received a B.S. in Engineering from the United States Naval Academy and an M.B.A. from Harvard Business School.

The Nominating Committee believes that Mr. Schaefer’s prior experience as a CEO of a large publicly traded company and current experience as a member of another public company board of directors is beneficial to the Board. Mr. Schaefer has overseen multiple acquisitions and strategic transactions during his tenure as an executive officer at a variety of companies, and that experience was beneficial to the Board during our acquisitions and subsequent integrations of PortAuthority Technologies and SurfControl plc.

2012 PROXY STATEMENT	7

Mark S. St.Clare

Mark S. St.Clare, age 65, has served as a director of Websense since October 2002. Since June 2007, Mr. St.Clare has served on the board of directors of Auxilio, Inc., a publicly held healthcare document services company. From November 2000 to October 2002, Mr. St.Clare served as Chief Financial Officer (“CFO”) of Access360, a provider of identity management software, until that company’s acquisition by IBM Corporation. Mr. St.Clare previously served as CFO of Nexgenix, Inc., a supplier of Internet professional services, from February 2000 to November 2000. From January 1985 to February 2000, Mr. St.Clare served as Senior Vice President and CFO of FileNET Corporation, a publicly held software company. Mr. St.Clare also served as Corporate Secretary of FileNET from June 1993 to February 1999. He received a B.S. in Business Administration from the University of Denver.

The Nominating Committee believes that Mr. St.Clare’s prior experience as a CFO of a publicly traded company contributes to the Board’s understanding of the increasing complexity of financial accounting and financial operations. In addition, Mr. St.Clare provides leadership for the Board in working directly with our independent registered public accounting firm when and as needed.

Gary E. Sutton

Gary E. Sutton, age 69, has served as a director of Websense since June 1999. Mr. Sutton retired in August 2000 from Skydesk, Inc., a provider of online data protection services, after serving as its President, CEO and Chairman since January 1996. From 1990 to 1995, Mr. Sutton was chairman of Knight Protective Industries, a security systems provider. Mr. Sutton was also a co-founder of Teledesic, Inc., a low-earth orbit telecommunications service. He received his B.S. from Iowa State University.

The Nominating Committee believes that Mr. Sutton’s status as a nationally recognized author and top-rated speaker regarding organizational strategies has provided the Board with continuing insight into the best operational and management practices of publicly traded companies. Also, Mr. Sutton is an active investor in start-up enterprises which provides the Board perspective on emerging areas in our security software market.

Peter C. Waller

Peter C. Waller, age 57, has served as a director of Websense since March 2001. From July 2009 to November 2010, Mr. Waller served as the CEO of Corinthian Colleges, Inc., one of the largest for-profit post-secondary education systems in North America. Mr. Waller previously served as President and COO of Corinthian Colleges from February 2006 to June 2009. From October 2004 to January 2006, Mr. Waller served as Executive Partner of ThreeSixty Sourcing, a provider of imported consumer goods, where he served as CEO from March 2001 until October 2004. From June 1997 to July 2000, Mr. Waller served as the President of Taco Bell Corp., an international food service chain that became a subsidiary of Tricon Global Restaurants after it was spun off from Pepsico in 1997. Mr. Waller previously served as Chief Marketing Officer of Taco Bell Corp. from January 1996 to May 1997. From 1990 to 1995, Mr. Waller held senior marketing positions with KFC, an international food service chain, in Western Europe, Australia and for the last two of those years, as Chief Marketing Officer of the USA operations. Mr. Waller received his M.A. from Oxford University, England.

The Nominating Committee believes that Mr. Waller’s recent experience as a CEO provides the Board with an expanded perspective on the operations and management policies of a publicly traded company outside of our core market. In addition, Mr. Waller is an accomplished senior executive in marketing and branding with experience in both the U.S. and international markets. The Nominating Committee believes this experience is invaluable as Websense continues to market its products and develop brand recognition on a worldwide basis.

Your Board of Directors recommends a vote “FOR” each director nominee.

8	2012 PROXY STATEMENT

INFORMATION REGARDING THE BOARD

AND CORPORATE GOVERNANCE

Websense is committed to sound and effective corporate governance practices. The Board reviews Websense’s policies and business operations and strategies and advises the CEO and the other executive officers who manage Websense’s business. The Board has documented many of our governance practices in our Corporate Governance Guidelines in order to ensure that the Board will have the necessary authority and practices in place to review and evaluate Websense’s business operations as needed and to make decisions that are independent of Websense’s management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The guidelines are reviewed annually and revised as necessary. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluation and succession planning, board committees, board and committee self-evaluation, director orientation and continuing education, director share ownership requirements and director compensation. The Corporate Governance Guidelines are available to stockholders on our corporate website at http://investor.websense.com/.

The Board has also adopted a Code of Business Conduct which, together with the policies referred to therein, is applicable to all directors, officers and employees of Websense and a Code of Ethics for the CEO, Senior Financial Officers and all Finance, Tax and Accounting Department Personnel (“Code of Ethics”). The Code of Business Conduct and the Code of Ethics cover all areas of professional conduct, including conflicts of interest, disclosure obligations, insider trading and hedging transactions and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. We encourage all employees, officers and directors to promptly report any violations of any of our policies. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct or Code of Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Copies of our Code of Business Conduct and our Code of Ethics can be obtained from our website at http://investor.websense.com/.

DIRECTOR INDEPENDENCE

The current Board consists of seven directors, one of whom is currently employed by Websense. The Board conducted an annual review of all relevant identified transactions and relationships between each director, or any of his family members, and Websense, our senior management and our independent registered public accounting firm. After consultation with Websense’s counsel, the Board determined that all non-employee directors, which include Mr. Carrington, Mr. Coleman, Mr. Schaefer, Mr. St.Clare, Mr. Sutton, and Mr. Waller, are independent directors within the meaning of the applicable NASDAQ Stock Market (“NASDAQ”) listing standards. In making this determination, the Board found that none of the directors or nominees for director had a material or other disqualifying relationship with Websense. Mr. Carrington, our Chairman and former President and CEO, was employed by Websense through June 2006, and because his employment ended more than three years ago, the Board has determined Mr. Carrington to be independent. Mr. Hodges, our current CEO, is not independent by virtue of his current employment with Websense.

BOARD LEADERSHIP

The Board provides oversight of management and holds it accountable for performance. The Board has determined that this responsibility is best served when the Board functions as a body distinct from management, capable of objective judgment regarding management’s performance. Accordingly, the Board has determined the position of Chairman should be distinct from the position of CEO in order to provide the Board with independent leadership.

The Board annually selects one independent director to serve as the Lead Independent Director for all meetings of the non-management directors held in executive session in order to further balance the power amongst the Board. The Lead Independent Director is also responsible for presiding at all meetings of the Board

2012 PROXY STATEMENT	9

at which the Chairman is not present; serving as liaison between the Chairman and the other independent directors; approving information sent to the Board, meeting agendas for the Board and meeting schedules; and calling meetings of the independent directors as needed or appropriate. The Lead Independent Director also has other authority and responsibilities that are described in the charter of the Lead Independent Director and in our Bylaws, both of which are available at http://investor.websense.com/. John F. Schaefer currently serves as the Lead Independent Director.

THE BOARD’S ROLE IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of Websense’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. The Board regularly receives presentations from Websense’s senior management concerning financial, operational, product development and strategy and legal matters that cover areas of operational, competitive, financial and legal risk for Websense and monitors and assesses strategic risk exposure, determining the nature and level of risk appropriate for Websense. The Audit Committee and the full Board consider the risks associated with Websense’s subscription model and worldwide operations and focus review on risk areas for software companies with substantial international operations, including revenue recognition, currency-related risks, hedging-related risks and income tax-related risks. The Audit Committee and full Board also regularly review our compliance with covenants in our credit facility, our level of cash reserves and our uses of cash. The Compensation Committee assesses and monitors whether any of Websense’s compensation policies and programs have the potential to encourage excessive risk-taking. The General Counsel reports to the Board on litigation and material claims threatened or brought against Websense. Websense employs an internal audit function and the internal audit team is responsible for review of internal procedures for identifying and addressing operational risks and for assessing the adequacy of internal controls over financial reporting. The Senior Director of Internal Audit reports jointly to the Audit Committee and to our CFO and regularly participates in Audit Committee meetings.

COMMUNICATIONS WITH DIRECTORS

We have a formal process by which stockholders may communicate with the Board or any of our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. All communications will be compiled by the Corporate Secretary of Websense and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by one or more officers of Websense designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Code of Business Conduct that relate to questionable accounting or auditing matters involving Websense will be promptly and directly forwarded to the Audit Committee.

MEETINGS OF THE BOARD

The Board met 32 times during the last fiscal year. Each Board member attended 90% or more of the aggregate number of the meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively.

As required under applicable NASDAQ listing standards, in fiscal 2011, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors regarding their concerns or issues may address

10	2012 PROXY STATEMENT

correspondence to a particular director or to the independent directors generally, in care of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairpersons of the Audit, Compensation, or Nominating and Corporate Governance Committee.

BOARD COMMITTEES

In 2011, the Board had three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2011 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
John B. Carrington
Bruce T. Coleman		X*
Gene Hodges
John F. Schaefer	X		X*
Mark S. St.Clare	X*		X
Gary E. Sutton	X	X	X
Peter C. Waller		X

Total meetings in fiscal year 2011	13	10	6

*	Committee Chairperson

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Websense. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

2012 PROXY STATEMENT	11

AUDIT COMMITTEE

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; reviews and approves the appropriateness of any indemnification provisions with the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between Websense and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; is directly responsible for the appointment of the Senior Director of Internal Audit and meets separately with the Senior Director of Internal Audit at least annually; and reviews and discusses with management and the independent registered public accounting firm the annual audited financial statements and quarterly financial statements, including Websense’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, the Audit Committee reviews and discusses with management and, as appropriate, the independent registered public accounting firm, our guidelines and policies with respect to risk assessment and risk management including our major financial risk exposures and the steps taken by management to monitor and control such exposures. The Audit Committee has adopted a written Audit Committee Charter that is available to stockholders on our corporate website at http://investor.websense.com/.

The Board annually reviews the composition of the Audit Committee, including the NASDAQ listing standards’ definition of independence for Audit Committee members, and has determined that the Audit Committee is composed pursuant to Rule 5605(c)(2) of the NASDAQ listing standards and that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board has also determined that all members of the Audit Committee qualify as “audit committee financial experts,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including their formal education, experience as a principal financial officer for public reporting companies and/or experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with our management. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by the Audit Committee of the Board of Directors,

    Mark S. St.Clare

    John F. Schaefer

    Gary E. Sutton

*	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing of Websense under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

12	2012 PROXY STATEMENT

COMPENSATION COMMITTEE

All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee has adopted a written Compensation Committee Charter that is available to stockholders on our corporate website at http://investor.websense.com/.

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs including:

•

the establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, other senior management and directors and evaluation of performance in light of these stated objectives;

•	the determination of whether Websense’s compensation policies create risk-taking incentives that are reasonably likely to have a material adverse effect on Websense;

•	the review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our CEO and the other executive officers and directors;

•	administration of our equity and other incentive compensation plans; and

•

the review with management and approval of our disclosures under the caption “Compensation Discussion and Analysis” for use in any of Websense’s annual reports on Form 10-K, registration statements, proxy statements or information statements.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly, and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO and the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The CEO may not participate in or be present during any determination of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee direct, independent and confidential access to our other directors, management and personnel to carry out the Compensation Committee’s purpose. The Compensation Committee has authority to obtain compensation surveys, reports on the design and implementation of compensation programs for our directors, officers and employees, and other data and documentation, as well as authority to obtain, at the expense of Websense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Over the past several years, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2000, the Compensation Committee formed the Special Stock Award Committee of our Board, currently composed of our CEO, Gene Hodges, and our Chairman of the Board, John B. Carrington, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options and restricted stock units (“RSUs”) to employees who are not executive officers of Websense subject to the short-swing profit restrictions under Section 16 of the Exchange Act (such officers, the “Section 16 Officers”).

2012 PROXY STATEMENT	13

The purpose of this delegation of authority is to ease option administration within Websense and to facilitate the timely grant of equity awards to all eligible individuals other than Section 16 Officers, within specified guidelines provided by the Compensation Committee. The Board or the Compensation Committee must grant all equity awards to Section 16 Officers. As part of its oversight function, the Compensation Committee reviews the list of grants made by the Special Stock Award Committee.

The Compensation Committee reviews and determines, on an annual basis, the compensation to be paid to our CEO and each of our executive officers. On an annual basis, the Compensation Committee, along with the Board, evaluates the performance of the CEO. The CEO and our other executive officers evaluate the performance of the various officers who directly or indirectly report to them. The CEO also evaluates the performance of our other executive officers, and then makes recommendations to the Compensation Committee with respect to annual salary adjustments and annual equity awards. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustments or discretionary cash or equity-based awards to officers. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, Websense stock performance data, analyses of historical executive compensation levels and current Websense and industry-wide compensation levels, including analyses of executive and director compensation paid at other companies identified through surveys conducted by reputable companies such as the Radford Executive Compensation Survey or consultants such as FW Cook.

In addition, the Compensation Committee determines whether any compensation policies create risk-taking incentives that are reasonably likely to have a material adverse effect on Websense. The Compensation Committee has determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Websense.

The specific processes and determinations of the Compensation Committee with respect to executive compensation for fiscal year ended December 31, 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our Compensation Committee consists of Mr. Coleman, Mr. Sutton and Mr. Waller. Mr. Coleman served as our interim CEO from November 1998 to May 1999. No other member of the Compensation Committee has been a contractor, officer or employee of Websense at any time. None of our executive officers serves as a member of the Board or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by the Compensation Committee of the Board of Directors,

    Bruce T. Coleman

    Gary E. Sutton

    Peter C. Waller

*	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing of Websense under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K.

14	2012 PROXY STATEMENT

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of Websense (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for Websense. All members of the Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). Our Nominating Committee charter is available to stockholders on our corporate website at http://investor.websense.com/.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and the highest personal integrity and ethics. In considering candidates for director, the Nominating Committee also intends to consider all relevant factors, which may include, among others, possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Websense, demonstrating excellence in his or her field, diversity in personal and professional backgrounds, skills and experience, including appropriate financial and other expertise relevant to Websense’s business, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. Under our Corporate Governance Guidelines, directors may be on no more than four additional public company boards of directors. A Board member, including the CEO, who ceases to be actively employed in his or her principal business or profession, or experiences other changed circumstances that could pose a conflict of interest, diminish his or her effectiveness as a Board member, or otherwise be detrimental to us, shall offer to resign from the Board. The Nominating Committee will then evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board’s membership criteria in light of his or her changed circumstances. Other than the limitations in the Corporate Governance Guidelines, the Nominating Committee retains the right to modify the director qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers age, diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and Websense to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to Websense during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair these directors’ independence. In the case of new director candidates, the policy of the Nominating Committee is to determine whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee’s policy is to use the Board’s and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, and then to conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. The Nominating Committee was formed in 2003. To date, the Nominating Committee has nominated incumbent director candidates and has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating

2012 PROXY STATEMENT	15

Committee at the following address: 10240 Sorrento Valley Road, San Diego, California 92121, not less than 120 days prior to the first anniversary of the preceding year’s annual meeting. Submissions must include with respect to each person whom the nominating stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of Websense that are beneficially owned by the proposed nominee, (iv) the date or dates on which the shares were acquired and the investment intent of the acquisition, (v) a description of all arrangements or understandings between the nominating stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the nominating stockholder, and (vi) any other information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the proposed nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). The nominating stockholder must also include: (i) the name and address, as they appear on our books, of the nominating stockholder, (ii) the class and number of shares of Websense common stock which are beneficially owned by the nominating stockholder, and (iii) any material interest of the nominating stockholder in such nomination. To date, the Nominating Committee has not received, and thus has not accepted nor rejected, any director nominees from a stockholder.

Our Corporate Governance Guidelines include a set of Equity Ownership Guidelines, which are intended to align the interests of the directors with those of our stockholders and to promote our commitment to sound corporate governance. The Equity Ownership Guidelines apply to all of the non-employee members of the Board (each, a “Non-Employee Director”), and require each Non-Employee Director to accumulate and maintain a number of shares of our stock, restricted stock, or RSUs equal to three times the Non-Employee Director’s annual retainer divided by the closing price of our common stock on the later of the date our Board adopted the Equity Ownership Guidelines or the date the director first became a Non-Employee Director. Each Non-Employee Director should accumulate this number of shares within five years of the later of the date our Board adopted the Equity Ownership Guidelines or the date the director first became a Non-Employee Director. The required number of shares is recalculated on the first business day of each fiscal year and whenever a Board member’s annual retainer changes. If the required number of shares is recalculated within one year before the end of a Non-Employee Director’s five year compliance period, the Non-Employee Director should accumulate the required number of shares within one year following the date of the recalculation. This summary is qualified in its entirety by reference to the complete text of our Corporate Governance Guidelines, which can be obtained from our website at http://investor.websense.com/.

MAJORITY VOTING

In January 2007, we adopted a “Majority Voting” policy as part of our Corporate Governance Guidelines. The Majority Voting policy was amended and moved into our Bylaws in March 2009. Under this policy, a nominee for director shall be elected if the votes cast “For” such nominee’s election exceed fifty percent (50%) of the total number of votes cast with respect to such nominee’s election (a “Majority Vote”); provided, however, that directors shall be elected by a plurality of the votes cast at any annual meeting of stockholders for which there is a contested election. If any nominee for director does not receive a Majority Vote at his or her election, other than in connection with a contested election, the director shall promptly tender his or her resignation to the Board and the Nominating Committee will undertake an evaluation of the appropriateness of the director’s continued service on the Board, and will make a recommendation to the Board as to whether it is appropriate to accept such director’s resignation. The Nominating Committee may consider any facts and circumstances it deems relevant.

The Nominating Committee’s evaluation will begin promptly following certification of the voting results and the Nominating Committee will submit a recommendation to the Board promptly following completion of the evaluation. In reviewing the Nominating Committee’s recommendation, the Board will consider the factors evaluated by the Nominating Committee and any additional information and factors the Board believes to be relevant.

16	2012 PROXY STATEMENT

Any director who is the subject of the evaluation described in this section will not participate in the Nominating Committee’s or Board’s considerations of the appropriateness of his or her continued service, except to respond to requests for information. If a majority of the members of the Nominating Committee are subject to this evaluation process, then the independent directors on the Board (as most recently determined by the Board pursuant to applicable NASDAQ guidelines) who are not subject to the evaluation will appoint a Board committee comprised of independent directors, who are not being evaluated, solely for the purpose of conducting the required evaluation. The special committee will make the recommendation to the Board otherwise required of the Nominating Committee.

The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results.

2012 PROXY STATEMENT	17

Proposal 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our initial public offering in March 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or laws require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Websense and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table shows aggregate fees billed to us for the fiscal years ended December 31, 2011 and December 31, 2010, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year
	2011	2010
	(in thousands)
Audit, Audit-Related and Tax Compliance Fees
Audit Fees (for annual audit of the consolidated financial statements and the effectiveness of internal control over financial reporting; reviews of our quarterly reports on Form 10-Q; review of the annual proxy statement; comfort letters and consents for Websense filings on Form S-8; and statutory and group audits required internationally)(1)(2)	$985	$1,125
Audit-Related Fees (for consultation regarding financial accounting and reporting standards)(3)	2	2
Tax Fees (for U.S. and international income tax compliance)(3)	806	287

All Other Fees
Tax Consulting (international distribution restructuring and other consulting)(3)	359	731

Total Fees	$2,152	$2,145

(1)	Includes fees and out-of-pocket expenses, whether or not yet billed.
(2)	Amounts reported for 2010 have been adjusted for invoices received after the filing date of our 2011 Proxy Statement for services rendered in 2010.
(3)	Includes amounts billed and related out-of-pocket expenses for services rendered during the year.

18	2012 PROXY STATEMENT

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All fees described in the table above were pre-approved by the Audit Committee.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the registered public accounting firm.

Your Board of Directors recommends a vote “FOR” the ratification of Websense’s selection of Ernst & Young LLP

2012 PROXY STATEMENT	19

Proposal 3

NON-BINDING STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Compensation Committee believes that the most effective executive compensation programs are designed to attract and retain key employees, reward the achievement of annual and strategic corporate and individual objectives, and reward superior performance. The compensation plans must be integrated with our short-term and long-term objectives and strategic goals, which are designed to align the interests of our key employees with the interests of our stockholders and ensure that compensation is meaningfully related to the value created for our stockholders. The Compensation Committee evaluates both performance and compensation to make sure that compensation provided to key employees remains competitive relative to the compensation paid to executives at peer companies. The Compensation Committee believes that our compensation programs should include short and long-term components, cash and equity-based compensation and should reward performance as measured against established Websense goals. The Compensation Committee and Websense’s management also believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases. The Compensation Committee believes that Websense’s overall mix of short and long-term compensation and fixed versus performance-based compensation creates appropriate incentives to maximize the long-term returns of stockholders and does not reward risk-taking to the detriment of our stockholders. See the discussion under the heading “Compensation Discussion and Analysis” for further details.

We also believe that both Websense and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This proposal, commonly referred to as the “Say on Pay” proposal, is intended to give you, as a Websense stockholder, the opportunity to endorse or not endorse the compensation we paid to our named executive officers for fiscal 2011 by voting to approve or not approve such compensation as described in this proxy statement. At the 2011 Annual Meeting of Stockholders, over 96% of the votes cast on the Say on Pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of Websense’s approach to executive compensation.

The Compensation Committee has overseen the development of our executive compensation program, as described more fully in the “Compensation of Executive Officers” section of this proxy statement. The Compensation of Executive Officers section describes and explains our executive compensation policies and practices and the process that was used by the Compensation Committee to reach its decisions on the compensation of our named executive officers for fiscal 2011. It also contains a discussion and analysis of each of the primary components of our executive compensation program.

The Compensation Committee and our Board of Directors continually review best practices in corporate governance and executive compensation and, in fiscal 2011, the Compensation Committee reviewed the executive compensation structure to ensure that Websense meets industry standards for executive compensation. The Compensation Committee and our Board of Directors also consider the results of the prior year advisory vote on executive compensation by our stockholders. For the reasons discussed above, our Board of Directors recommends that our stockholders indicate their support for the compensation of Websense’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Websense’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

20	2012 PROXY STATEMENT

Please note that your vote is advisory and will not be binding upon Websense or our Board of Directors. However, our Board of Directors and the Compensation Committee value the opinions that our stockholders express in their votes and in any additional dialogue. Consequently, the Compensation Committee intends to take into account the outcome of the vote and those opinions when considering future executive compensation decisions for our executive officers.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present, in person, or represented by proxy and entitled to vote at the annual meeting.

Unless the Board decides to modify its policy regarding the frequency of soliciting non-binding advisory votes on the compensation of our named executive officers, the next scheduled Say on Pay vote will be at the 2013 Annual Meeting of Stockholders.

Your Board of Directors recommends a vote “FOR” approval of executive compensation.

2012 PROXY STATEMENT	21

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. By execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 29, 2012 by: (i) each director and nominee for director, (ii) each of the named executive officers listed in the Summary Compensation Table, (iii) all executive officers and directors of Websense as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Except as otherwise noted, the address of each person listed in the table is c/o Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G as filed with the SEC. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each stockholder is based on 37,534,727 shares of common stock outstanding as of February 29, 2012, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 29, 2012, which is 60 days after February 29, 2012, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

22	2012 PROXY STATEMENT

Name and Address	Number of Shares Beneficially Owned	Percent (%)
Named Executive Officers, directors and nominees for directors:
Gene Hodges(1)	1,753,661	4.49%
John R. McCormack(2)	398,333	1.05%
Didier Guibal(3)	94,203	*
Michael A. Newman(4)	218,803	*
Arthur S. Locke III(5)	—	—
Douglas C. Wride(6)	33,666	*
John B. Carrington(7)	326,689	*
Bruce T. Coleman(8)	156,079	*
John F. Schaefer(9)	137,079	*
Mark S. St.Clare(10)	73,079	*
Gary E. Sutton(11)	74,269	*
Peter C. Waller(12)	81,079	*

5% Stockholders:
BlackRock, Inc.(13) 40 East 52nd Street New York, NY 10022	3,137,614	8.36%

PRIMECAP Management Company(14) 225 South Lake Ave., #400 Pasadena, CA 91101	3,079,390	8.20%

Artisan Partners Limited Partnership(15) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,387,737	6.36%

Osterweis Capital Management(16) One Maritime Plaza Suite 800 San Francisco, CA 94111	2,301,719	6.13%

Wellington Management Company, LLP(17) 280 Congress Street Boston, MA 02210	2,296,015	6.12%

The Vanguard Group, Inc.(18) 100 Vanguard Blvd. Malvern, PA 19355	2,220,710	5.92%
All of our executive officers and directors as a group (10 persons)(19)	3,313,274	8.19%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes 1,558,333 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012.
(2)	Consists of 398,333 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012.
(3)	Includes 66,666 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012.
(4)	Includes 205,166 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012.
(5)	Mr. Locke resigned from his position as CFO of Websense, effective September 7, 2011. To our knowledge, Mr. Locke does not hold any shares of our common stock or options or other rights to acquire shares of our common stock as of February 29, 2012.
(6)	Mr. Wride retired from his position as COO of Websense, effective February 15, 2011.

2012 PROXY STATEMENT	23

(7)	Includes 311,110 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,389 shares which have vested pursuant to a grant of RSUs that will not be delivered until June 7, 2012.
(8)	Includes 75,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,389 shares which have vested pursuant to a grant of RSUs that will not be delivered until June 7, 2012.
(9)	Includes 75,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,389 shares which have vested pursuant to a grant of RSUs that will not be delivered until June 7, 2012.
(10)	Includes 65,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,389 shares which have vested pursuant to a grant of RSUs that will not be delivered until June 7, 2012.
(11)	Includes 70,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,389 shares which have vested pursuant to a grant of RSUs that will not be delivered until June 7, 2012.
(12)	Includes 75,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,389 shares which have vested pursuant to a grant of RSUs that will not be delivered until June 7, 2012.
(13)	A report on Schedule 13G/A filed with the SEC on February 10, 2012 indicates that BlackRock, Inc. had sole voting and dispositive power for all 3,137,614 of the shares which are held by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited. The report indicates that all of the shares beneficially owned by BlackRock, Inc. are owned of record by various persons, and that those persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.
(14)	A report on Schedule 13G/A filed with the SEC on February 13, 2012 indicates that PRIMECAP Management Company had sole dispositive power for all 3,079,390 of the shares and sole power to vote 2,429,090 of the shares.
(15)	A report on Schedule 13G/A filed with the SEC on February 7, 2012 indicates that Artisan Partners Limited Partnership (“Artisan Partners”); Artisan Partners Holdings LP, the sole limited partner of Artisan Partners (“Artisan Holdings”); Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”); Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”); ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”); and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (together with Artisan Partners, Artisan Holdings, Artisan Corp., Artisan Investments and ZFIC, the “Artisan Parties”) are the beneficial owners of 2,387,737 of the shares acquired on behalf of discretionary clients of Artisan Partners who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares. The report indicates that each of the Artisan Parties had shared dispositive power for all 2,387,737 of the shares and shared power to vote 2,283,537 of the shares.
(16)	A report on Schedule 13G/A filed with the SEC on February 13, 2012 indicates that Osterweis Capital Management, Inc. has sole voting and dispositive power for 728,408 shares and Osterweis Capital Management, LLC has sole voting power for 1,571,311 shares and dispositive power for 1,573,311 shares. John S. Osterweis is deemed to be a control person pursuant to Rule 13d-1(b)(1)(ii)(G) under the Exchange Act and has sole voting power for 2,299,719 shares and dispositive power for all 2,301,719 shares.

24	2012 PROXY STATEMENT

(17)	A report on Schedule 13G/A filed with the SEC on February 14, 2012 indicates that Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, had shared dispositive power for all 2,296,015 of the shares and shared power to vote 1,801,515 of the shares. The report indicates that all of the shares beneficially owned by Wellington Management are owned of record by the clients of Wellington Management, and that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.
(18)	A report on Schedule 13G/A filed with the SEC on February 10, 2012 indicates that The Vanguard Group, Inc. had sole dispositive power for 2,168,827 of the shares, shared dispositive power for 51,883 of the shares and sole power to vote 51,883 of the shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 51,883 of the shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.
(19)	Includes 2,902,108 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 29, 2012, of which 11,004 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 8,334 shares which have vested pursuant to a grant of RSUs that will not be delivered until June 7, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Websense. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Websense with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Websense and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with. However, in November 2011 we learned that one Statement of Changes in Beneficial Ownership on Form 4 Report (a “Form 4 Report”), covering a single transaction, was filed late by Gary E. Sutton. The transaction occurred on July 12, 2010 and a Form 4 Report was required to be filed no later than July 14, 2010. A Form 4 Report was ultimately filed on November 2, 2011.

FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC.

2012 PROXY STATEMENT	25

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides disclosure of the objectives and practices underlying the compensation programs for our CEO and our other named executive officers, collectively identified as our “named executive officers.” Our named executive officers for 2011 were: our CEO, Gene Hodges; our President, John R. McCormack; our Executive Vice President (“EVP”), Worldwide Sales, Didier Guibal; our Senior Vice President, General Counsel, interim CFO, Chief Administrative Officer and Corporate Secretary, Michael A. Newman; our former Senior Vice President and CFO, Arthur S. Locke III; and our former COO, Douglas C. Wride. We expect that our named executive officers for 2012 will be the same as in 2011 with the exception of (i) Mr. Wride, our former COO who retired effective February 15, 2011 and (ii) Mr. Locke, who resigned from his position as CFO of Websense, effective September 7, 2011.

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders concerning our executive compensation program. The advisory vote on the compensation of our named executive officers gives stockholders an opportunity to express their views on our executive compensation program.

This Compensation Discussion and Analysis contains information that is relevant to your advisory vote relating to the compensation of the named executive officers (See “Proposal 3 – Non-Binding Stockholder Advisory Vote on Executive Compensation”) so you should review this section in conjunction with making a decision on the non-advisory vote.

Role of the Compensation Committee

The Compensation Committee oversees the development and administration of our compensation and benefits policies and programs and is charged with, among other things: (1) determining the cash and non-cash compensation of our named executive officers, (2) evaluating the performance of our named executive officers and (3) exercising the authority of the Board with respect to the administration of our stock-based and other incentive compensation plans. The Compensation Committee makes all compensation decisions for our named executive officers, and reviews compensation decisions made by our CEO and our other executive officers for our non-executive officers. The Compensation Committee, along with the Board, evaluates the performance of the CEO on an annual basis.

The Board or the Compensation Committee must grant all equity awards to Section 16 Officers. The Compensation Committee has established guidelines for equity awards to new employees and for promotions based upon salary grades within Websense. The Compensation Committee decided to primarily grant RSUs instead of stock options commencing in early 2009, and RSUs are generally granted once per quarter for employees commencing employment or being promoted during the prior three months. It has been the policy of the Board that stock option awards are granted on the last business day of the month in which the employee commenced employment or was promoted, or on the same date as the quarterly RSU grants are made, and have an exercise price equal to the closing price of our common stock on the date of grant. Grants or awards are made on the same day to reduce disparities in exercise prices caused by stock market fluctuations.

Role of Executive Officers in Compensation Decisions

The CEO and our other executive officers evaluate the performance of the various officers who directly or indirectly report to them. The CEO also evaluates the performance of our other executive officers, and then makes recommendations to the Compensation Committee with respect to annual salary adjustments and annual equity awards. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustments or discretionary cash or equity-based awards to any executive or non-executive officers.

26	2012 PROXY STATEMENT

The Special Stock Award Committee of our Board consists of our CEO, Gene Hodges, and our Chairman of the Board, John B. Carrington. The Special Stock Award Committee has the authority to make discretionary stock option and RSU grants under our 2009 Equity Incentive Plan (the “2009 Equity Plan”) to all eligible individuals other than Section 16 Officers. The Compensation Committee reviews the grants made by the Special Stock Award Committee to ensure that grants are made consistent with the guidelines set by the Compensation Committee.

Role of the Compensation Consultant

The Compensation Committee has in the past retained FW Cook as its independent compensation consultant from time to time. The Compensation Committee again engaged FW Cook as a compensation consultant to assist with 2011 and 2012 executive compensation matters. The Compensation Committee requested that FW Cook perform an overall assessment of our senior executive compensation program, including analyses of competitive base salaries, annual incentives, and the annualized fair value of long-term equity compensation (i.e., total direct compensation) for purposes of assisting in the design of the 2011 and 2012 compensation programs. FW Cook did not provide any other services to Websense during 2011. Additionally, the Compensation Committee retained the services of Radford, an Aon Hewitt company (“Radford”), as a compensation consultant to assist with the review of overall director compensation for 2011.

Our management, with the approval of the Compensation Committee, retained the services of Radford as a compensation consultant to assist management in evaluating compensation proposals for fiscal year 2011 submitted to the Compensation Committee and FW Cook for consideration. For fiscal year 2012, our management, with the approval of the Compensation Committee, retained the services of Barney & Barney LLC to review executive compensation levels for 2011 and to assist management in evaluating compensation proposals for fiscal year 2012 submitted to the Compensation Committee and FW Cook for consideration.

Peer Group and Consultants Used to Assess 2011 Executive Compensation

For fiscal year 2011, management engaged Radford to conduct an overall assessment of our executives’ total direct compensation, which included a review of base salaries, annual incentives and the annualized fair value of long-term equity compensation for 2011. As part of its assessment, Radford compared our programs and the compensation of our executive officers to the programs and compensation levels of comparable officers of peer group companies selected by Radford, and potential peer group companies were reviewed by management and the Compensation Committee. The peer companies consisted of 22 technology companies and were selected after taking into account business scope, market capitalization, headcount and other financial metrics. The peer companies are listed below and include business software and services firms, including certain like-sized security software competitors (the “2011 Peer Group”).

ACI Worldwide	Eclipsys	RealNetworks
Advent Software	Epicor Software	Riverbed
ANSYS	Fortinet	Rovi
Ariba	Informatica	SonicWALL
Blackbaud	JDA Software Group	Sonus Networks
Blackboard	NetScout Systems	Tekelec
Blue Coat Systems	Pegasystems
CommVault Systems	Progress Software

Management presented the assessment completed by Radford to the Compensation Committee along with management’s executive compensation proposal for 2011. Historically, the Compensation Committee has retained FW Cook as its independent compensation consultant and the Compensation Committee requested that FW Cook review the study performed by Radford, including the selection of the 2011 Peer Group, the 2011 compensation program proposed by management and to provide an independent evaluation of our executive compensation program. Based on the analysis and recommendation of FW Cook, the Compensation Committee determined that the companies comprising the 2011 Peer Group were appropriately selected.

2012 PROXY STATEMENT	27

As described below, the Compensation Committee used the results of this review as well as other data provided by FW Cook to assess base salary, the annual cash incentive plans and the long-term equity-based incentive plans for our executive officers in 2011. The Compensation Committee did not use data from FW Cook or Radford for benchmarking of any compensation in 2011.

Peer Group and Consultants Used to Assess 2012 Executive Compensation

For fiscal year 2012, our management, with the approval of the Compensation Committee, retained the services of Barney & Barney LLC to review executive compensation levels for 2011 and to assist management in evaluating and designing compensation proposals for 2012. As part of the review, Barney & Barney updated the 2011 Peer Group. Changes in the companies comprising the new peer group from the 2011 Peer Group were primarily due to companies either being acquired and/or factors that we used for peer group selection changing materially for us or for a peer group company (e.g., significant changes in market capitalization or head count, etc.). This revised peer group consisted of 21 technology companies as listed below (the “2012 Peer Group”).

ACI Worldwide	Fortinet	Riverbed
Advent Software	Informatica	Rovi
ANSYS	JDA Software Group	Sonus Networks
Ariba	Manhattan Associates	SucccessFactors
Blackbaud	NetScout Systems	Tekelec
Blackboard	Pegasystems
Blue Coat Systems	Progress Software
CommVault Systems	RealNetworks

For fiscal year 2012, the Compensation Committee again retained the services of FW Cook to perform an overall assessment of our executive total direct compensation and to independently review the market data, including the 2012 Peer Group, and proposals of Barney & Barney and management. Based on the analysis and recommendation of FW Cook, the Compensation Committee determined that the companies comprising the 2012 Peer Group were appropriately selected.

The Compensation Committee used the findings and recommendations of FW Cook to assess all elements of executive compensation for 2012, but did not use any data for compensation benchmarking purposes.

Executive Compensation Components

The compensation program for our CEO and other named executive officers consists principally of base salary, annual cash incentive compensation, long-term compensation in the form of equity awards, and severance/termination protection (“Total Compensation”). The allocation between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing annual cash incentives to reward annual performance against specific Websense goals and providing long-term compensation to maximize the creation of long-term value for us and our stockholders. The Compensation Committee has not established a formula for allocating the Total Compensation among base compensation, annual cash incentive compensation and long-term equity-based compensation. Instead, the Compensation Committee reviews each element of the compensation program, as described in more detail below, and makes annual decisions with respect to an element of compensation and then reviews the total compensation resulting from those decisions to determine whether the Compensation Committee believes the resulting Total Compensation package is consistent with the Compensation Committee’s compensation policies, weighted toward performance–based compensation and competitiveness.

28	2012 PROXY STATEMENT

Base Salary

We intend to provide a regular source of income to our named executive officers through base salaries. Base salary levels for our CEO and other named executive officers recognize the experience, skills, knowledge and responsibilities required of each officer. The Compensation Committee considers base salary and variable compensation separately, as well as combined as a total compensation package. For newly hired officers, the Compensation Committee considers the compensation of the individual at his or her prior employer, the compensation packages of comparable officers at publicly traded technology companies of comparable size, the compensation packages of recently hired software officers in corresponding positions in California and competitive hiring factors.

The Compensation Committee reviews each officer’s salary once a year and may increase each officer’s salary to reflect promotions or changes in level of responsibility, performance-based factors, as well as competitive conditions. The Compensation Committee does not apply specific formulas to determine increases. Generally, salaries for our officers are adjusted effective in March or April of each year.

In establishing the 2011 base salaries, the Compensation Committee took into account a number of factors, including the recommendations of our CEO (except as to his own compensation), the executive’s seniority, position, level of responsibility and contribution to Websense over the prior twelve months, pay levels for similar positions within the 2011 Peer Group, compensation survey data from the Radford Executive Compensation Survey, and recommendations of FW Cook. In January 2011, the Compensation Committee made base salary adjustments, effective April 1, 2011, for several of our named executive officers. The Compensation Committee increased the base salaries for Mr. Hodges, Mr. McCormack, Mr. Guibal, Mr. Locke and Mr. Newman by three percent to reflect an inflationary and cost-of-living adjustment. No base salary adjustment was made in 2011 for Mr. Wride, who retired in February 2011. In September 2011, Mr. Newman’s salary was increased effective as of the date he began serving as our interim CFO in addition to serving as our General Counsel and Chief Administrative Officer, from $330,600 to $360,500. The increase resulted in Mr. Newman receiving the base salary approved for the CFO by the Compensation Committee and the salary that Mr. Locke was receiving at the time of his resignation. The 2011 base salaries for our named executive officers are as follows:

	Base Salary			Increase Over 2010 Base Salary
Name	2011		2010
Gene Hodges, CEO	$573,700		$557,000	3%
John R. McCormack, President	$412,000		$400,000	3%
Didier Guibal, EVP, Worldwide Sales	$314,200		$305,000	3%
Michael A. Newman, Sr. Vice President, General Counsel, CFO, Chief Administrative Officer and Corporate Secretary	$330,600	(1)	$321,000	3%
Arthur S. Locke III, former Sr. Vice President, CFO(2)	$360,500		$350,000	3%
Douglas C. Wride, former COO(3)	$350,000		$350,000	—

(1)	Mr. Newman’s base salary was increased from $330,600 to $360,500 effective September 7, 2011, the date he began serving as our interim CFO in addition to fulfilling his other responsibilities.
(2)	Mr. Locke resigned from Websense effective September 7, 2011.
(3)	Mr. Wride retired from Websense effective February 15, 2011 and his base salary for 2011 was not increased.

For 2012 and consistent with the adjustments made in 2011, the Compensation Committee increased the base salaries for all of our current executive officers by three percent to reflect an inflationary and cost-of-living adjustment. These salary increases were effective as of April 1, 2012. Also, commencing on April 1, 2012, Mr. Newman will be paid a base salary of $371,300 for the time he serves as interim CFO, which is equal to a three percent increase over the 2011 base salary approved for the CFO by the Compensation Committee.

2012 PROXY STATEMENT	29

Annual Cash Incentive Compensation

Our cash incentive plans are intended to provide a direct financial incentive in the form of cash bonuses based on the achievement of specifically defined performance goals. In establishing our annual cash incentive programs, the Compensation Committee has used objectives based on corporate billings because, under our subscription model, billings is the best indicator of sales activity in the current period, and has used non-GAAP operating income (which excludes acquisition related expenses, share-based compensation expenses and certain other non-recurring items) as a measure of our overall financial performance in the current period. Billings represent the amount of subscription contracts, OEM royalties and appliance sales billed to customers during the applicable period. Any excess of billings booked in a period compared with revenue recognized in that same period results in an increase in deferred revenue at the end of the period compared with the beginning of the period. Using billings (net of distributor marketing payments, channel rebates and adjustments to the allowance for doubtful accounts) to measure our financial performance provides a consistent basis for understanding our sales activities each period. Similarly, we believe non-GAAP operating income provides a better ability to evaluate the performance of our business in the current period because it excludes certain non-cash expenses and non-recurring items. For example, we believe that the exclusion of share-based compensation from operating income provides a better indication of our operating results because of varying available valuation methodologies, subjective assumptions and the variety of equity award types. A reconciliation of these non-GAAP financial measures is provided in Appendix A to this proxy statement.

In January 2011, the Compensation Committee approved the terms of the 2011 Management Bonus Program applicable to our CEO, our President, and our non-sales executive officers (the “SVPs”) (the “2011 Management Bonus Program”). The Compensation Committee also approved the terms of the 2011 Executive Vice President of Worldwide Sales Bonus Program applicable to our EVP of Worldwide Sales (sometimes referred to as the “EVP”) (the “2011 EVP Bonus Program,” and together with the 2011 Management Bonus Program, the “2011 Bonus Programs”). Cash awards granted under the 2011 Bonus Programs are granted under our 2009 Equity Plan.

Management Bonus Programs and Discretionary Bonus Amounts

Under the 2011 Management Bonus Program, our CEO was eligible for a target bonus amount equal to 100% of his base salary paid during 2011, our President was eligible for a target bonus amount equal to 75% of his base salary paid during 2011, and our SVPs were eligible for target bonus amounts equal to 50% of their respective base salaries paid during 2011 (collectively, the “Management Target Bonuses”). The actual amounts of the Management Target Bonuses earned was based on our achievement of certain performance goals established by the Compensation Committee near the beginning of the fiscal year and communicated in writing to each participant. The performance goals are related to (i) annual billings and (ii) annual non-GAAP operating income. 60% percent of each Management Target Bonus was earned if we met our annual billings goal while the other 40% was earned if we met our annual non-GAAP operating income goal. The two performance goals were measured independently and achievement of over 80% of a performance goal was required for any payment of the portion of a Management Target Bonus that was based on achievement of that goal. At 90%, each individual would earn 50% of the target payment for that goal, and at 110% or more, each individual would earn 150% of the target payment for that goal. The Management Target Bonuses were prorated for goal achievement between 80% – 110% of the annual billings goal or annual non-GAAP operating income goal on a straight line interpolation, and no additional payments were made for any achievement in excess of 110%.

Under the 2011 Management Bonus Program, the annual billings objective for 2011 was $373.1 million. The annual non-GAAP operating income objective for 2011 was $84.3 million. We achieved 97.27% of our billings objective and 93.23% of our non-GAAP operating income objective. Accordingly, the billings performance objective was paid at 86.34% while the non-GAAP operating income performance objective was paid at 66.16% of the target for a blended payment of 78.3% of the target bonus amounts for our current executive officers.

30	2012 PROXY STATEMENT

Mr. Wride did not participate in the 2011 Management Bonus Program as he retired on February 15, 2011. In connection with Mr. Locke’s resignation effective September 7, 2011, we entered into a separation agreement that provided for, among other amounts, a payment of $180,000, representing an amount equal to his current annual target bonus under the 2011 Management Bonus Program. In January 2012, the Compensation Committee approved a performance bonus for Mr. Newman in the amount of $40,000 in addition to the amount awarded under the 2011 Management Bonus Program. The bonus was in recognition of his service as interim CFO during 2011 in addition to his regular responsibilities as General Counsel and Chief Administrative Officer for Websense. The bonus was not paid under the 2011 Management Bonus Program.

The bonus amounts paid for 2011 under the 2011 Management Bonus Program to our named executive officers are set forth below.

Name	Annual Bonus
Gene Hodges, CEO	$445,561
John R. McCormack, President	$239,979
Michael A. Newman, Sr. Vice President, General Counsel, CFO, Chief Administrative Officer and Corporate Secretary(1)	$131,989
Arthur S. Locke III, former Sr. Vice President, CFO(2)	—
Douglas C. Wride, former COO(3)	—

(1)	Mr. Newman also received a discretionary performance bonus in the amount of $40,000 in recognition of his service as interim CFO during 2011 in addition to his regular responsibilities for Websense. This amount was not paid under the 2011 Management Bonus Program.
(2)	Although Mr. Locke did not receive a bonus under the 2011 Management Bonus Program, a payment of $180,000 was made to him pursuant to a separation agreement we entered into with Mr. Locke in connection with his resignation as CFO. This payment was equal to his annual target bonus under the 2011 Management Program.
(3)	Mr. Wride retired from Websense effective February 15, 2011.

For 2012, the Compensation Committee approved the terms of the 2012 Management Bonus Program which are the same as the terms of the 2011 Management Bonus Program, except that billings and non-GAAP operating income objectives were revised to be consistent with the 2012 operating budget approved by the Board in January 2012. The Compensation Committee generally sets the billings and non-GAAP operating income objectives based on our operating plan and then-current expectation for our public annual guidance so that management has a direct cash incentive to perform to expectations. The Compensation Committee maintained the performance targets and ranges for achievement from those used in the 2011 Management Bonus Program after a thorough review of the achievement of the performance objectives for 2011, and the Compensation Committee determined that the objectives are designed to adequately manage performance risk of the executives and drive stock appreciation and long-term profitable growth through annual billings and expense controls.

EVP Bonus Programs

Under the 2011 EVP Bonus Program, our EVP of Worldwide Sales was eligible for a target bonus amount equal to 100% of his base salary applicable for each fiscal quarter during 2011 (the “EVP Target Bonuses”). The actual amounts of the EVP Target Bonuses earned were based on our achievement of certain performance goals established by the Compensation Committee near the beginning of the fiscal year and communicated in writing to our EVP. The performance goals are related to (i) quarterly billings and (ii) quarterly non-GAAP operating income. 70% percent of each EVP Target Bonus was earned if we met our applicable quarterly billings goal and 30% of each EVP Target Bonus was earned if we met our applicable quarterly non-GAAP operating income goal. The two performance goals were measured independently and achievement of over 80% of a performance goal was required for any payment of the portion of the EVP Target Bonus that was based on achievement of that goal. At 90%, the EVP would earn 50% of the target payment, and at 110% or more, the EVP would earn 150% of the target payment for that goal, except that an amount in excess of 150% of the target payment for the billings

2012 PROXY STATEMENT	31

goal would be paid for achievement of the billings goal above 110%. In no event, however, could the aggregate amount of the EVP Target Bonuses in the fiscal year exceed $5,000,000, as provided in the 2009 Equity Plan. The EVP Target Bonuses were prorated for goal achievement between 80% – 110% (and in the case of the billings goal, achievement above 110%) of a quarterly goal on a straight line interpolation. No additional payments were made for achievement of the quarterly non-GAAP operating income goals in excess of 110%. The 2011 EVP Bonus Program varies from the 2011 Management Bonus Program because our EVP of Worldwide Sales, Mr. Guibal, is primarily responsible for billings performance due to his role as our head of sales, and the Compensation Committee wanted to more closely align his compensation to billings performance while retaining a component tied to our overall financial performance. The Compensation Committee decided that Mr. Guibal should be eligible to earn bonuses on a quarterly basis rather than on an annual basis because a higher portion of Mr. Guibal’s total cash compensation consists of performance-based compensation than for any of our other named executive officers (except for our CEO) and in order to incentivize Mr. Guibal to help Websense achieve consistent billings performance throughout the year.

The following table provides the quarterly billings and non-GAAP operating income objectives along with the respective percentage achievement and the actual bonus amounts paid to Mr. Guibal, under the 2011 EVP Bonus Program.

	Billings Objective (in millions)	% of Billings Objective Met	Non-GAAP Operating Income Objective (in millions)	% of Non-GAAP Operating Income Objective Met	% of EVP Target Bonus Payment	Bonus Amounts Paid (in thousands)
First Quarter	$78.7	97.42%	$16.3	105.04%	98.53%	$75,129
Second Quarter	$89.7	95.81%	$20.6	87.38%	66.41%	$52,153
Third Quarter	$85.3	98.82%	$23.7	91.80%	83.57%	$65,634
Fourth Quarter	$119.4	97.15%	$23.7	91.63%	77.47%	$60,843

Total Amount Paid						$253,759

For 2012, the Compensation Committee approved the terms of the 2012 EVP of Worldwide Sales Bonus Program which are the same as the terms of the 2011 EVP Bonus Program, except that billings and non-GAAP operating income objectives were revised to be consistent with the 2012 operating budget approved by the Board in January 2012.

Long-Term Incentive Compensation

Our named executive officers receive an annual equity award as a long-term incentive as described further below. In addition to these annual awards, named executive officers may receive equity awards upon their hiring or during the year in recognition of a promotion or other significant achievement. All equity awards granted to our named executive officers are issued under the 2009 Equity Plan or were issued in the past under the predecessor Amended and Restated 2000 Stock Incentive Plan. The 2009 Equity Plan provides for the grant of incentive and nonqualified stock options, RSUs and rights to purchase stock to our employees, directors and consultants. To date, only nonqualified stock options and RSUs have been granted under the 2009 Equity Plan or the predecessor plan.

The Compensation Committee believes that by providing persons who have substantial responsibility for our management and growth with an opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more closely aligned. The stock awards enable the named executive officers and other employees to participate in the long-term appreciation of our stockholder value, while personally feeling the impact of any business setbacks, whether Websense-specific or industry-based. Furthermore, the award assists with retention of our executive officers because the awards vest subject to continued employment.

Named executive officers are typically granted new stock awards during the first half of the year following the completion of annual performance evaluations and in connection with promotions or upon hiring. Prior to

32	2012 PROXY STATEMENT

2009, the Compensation Committee historically had granted nonqualified stock options with an exercise price equal to the closing market price of our common stock on the date of grant. However, in 2009 the Compensation Committee decided to make equity refresh grants for officers and employees exclusively in the form of RSUs in order to reduce the dilutive effect of stock options and respond to competitive market conditions. Our time-based RSU awards usually have vesting periods of four years and our performance-based RSU (“Performance RSU”) awards usually have vesting periods of three years. Our stock options usually have seven year terms and have vesting periods of four years.

In February 2011, as part of its normal annual review of equity awards, the Compensation Committee made refresh grants of RSU awards to named executive officers. In making the refresh grants, the Compensation Committee considered information by FW Cook and the data included in the Radford Executive Compensation Survey relating to the number of shares awarded by executive position by companies identified in the 2011 Peer Group and the number of shares available for grant under our equity plan. The Compensation Committee utilized this information to assess whether our annual refresh option awards were generally consistent with awards made by 2011 Peer Group companies. The information provides the Compensation Committee with a general understanding of current compensation practices, however, the Compensation Committee did not use this data to benchmark equity awards made to our named executive officers. In making the annual refresh awards, the Compensation Committee reviewed the performance of our officers, information provided by FW Cook and the Radford Survey data on both the number of shares subject to annual grants and the value of grants to determine whether the awards were appropriate given the performance of our officers.

The Compensation Committee granted two kinds of RSUs to each named executive officer: time-based RSUs and Performance RSUs. The time-based RSUs accounted for 50% of each named executive officer’s refresh award and vest over four years, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal installments semi-annually thereafter. The Performance RSUs were intended to incentivize our named executive officers to meet our 2011 annual billings goal and the target number of Performance RSUs accounts for 50% of the annual refresh grant, with a maximum number of Performance RSUs accounting for more than 50% of the annual refresh grant in the event Websense exceeded its annual billings target. The Compensation Committee used the billings goal because it believes that billings growth has significant impact on both short and long-term stockholder value, and expects billings growth to drive future revenue growth. In addition, because foreign currency exchange rate fluctuations can have a significant positive or negative impact on billings that is independent of the relative success of our sales activities in the year, achievement of the billings goal for purposes of the Performance RSUs was to be determined on a basis that was neutral with respect to foreign currency exchange rates. Determining our billings performance in this manner ensured that our named executive officers were not rewarded by positive fluctuations nor were disadvantaged by negative fluctuations in currency exchange rates. The Compensation Committee determined that this component of the performance measurement was appropriate for the Performance RSUs, but not for the 2011 and 2012 Management Bonus Programs, because the 2011 and 2012 Management Bonus Programs have a non-GAAP operating income performance objective, where currency fluctuations effect both expenses and revenues, providing a natural hedge against the impact of currency exchange rate fluctuations on our billings performance.

Achievement of over 80% of the billings goal was required for the vesting of any portion of the Performance RSUs. At 90% achievement of the billings goal, 50% of the target Performance RSUs become eligible for time-based vesting, and at 105% achievement, 150% of the target number of Performance RSUs become eligible for time-based vesting. The Performance RSUs that become eligible for vesting are prorated for goal achievement between 80% – 100% and from 100% – 105% of the billings goal. If the performance requirement is satisfied and the executive officer is continuously employed through the vesting date, 50% of the adjusted Performance RSUs will vest on February 10, 2013 and the remaining 50% will vest on February 10, 2014. If 80% or less of the billings requirement was satisfied, then the Performance RSUs would never vest and would terminate. The billings goal for 2011 was $373.1 million. We achieved 96.43% of our billings objective, as adjusted for foreign currency exchange rate fluctuations. Accordingly, 82.16% of the target Performance RSUs became eligible for time-based vesting for each named executive officer.

2012 PROXY STATEMENT	33

The following table provides the target amount of Performance RSUs granted to each named executive officer, along with the respective percentage achievement and the actual number of shares eligible for time-based vesting.

Name	Target Amount of Performance RSUs Granted	% of Billings Goal Met	Performance RSUs Eligible for Vesting(1)
Gene Hodges, CEO	50,000	96.43%	41,080
John R. McCormack, President	25,000	96.43%	20,540
Didier Guibal, EVP, Worldwide Sales	16,000	96.43%	13,146
Michael A. Newman, Sr. Vice President, General Counsel, CFO, Chief Administrative Officer and Corporate Secretary	14,000	96.43%	11,502
Arthur S. Locke III, former Sr. Vice President, CFO(2)	16,000	—	—

(1)	50% of Performance RSUs will vest on February 10, 2013 and the remaining 50% will vest on February 10, 2014.
(2)	Mr. Locke resigned effective September 7, 2011.

In February 2012, the Compensation Committee awarded time-based RSUs and Performance RSUs to our executive officers with the same vesting terms and performance provisions as for the 2011 RSU grants. The time-based RSUs and Performance RSUs each accounted for 25% of the executive officer’s total refresh award, assuming 2012 performance at targeted levels for the Performance RSUs. For 2012, the Compensation Committee also decided to grant nonqualified stock option awards to the executive officers, intended to comprise 50% of each executive officer’s total refresh award. The stock options vest over four years, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments and, once vested, are exercisable for up to seven years from the date of grant. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant. The Compensation Committee determined to grant nonqualified stock options in addition to time-based and Performance RSUs in order to ensure that a portion of the total refresh award for each executive officer was tied to the performance of our stock. The mix of stock option awards coupled with time-based and Performance RSUs helps ensure that our executive officers’ interests are aligned with those of our stockholders both in terms of operational performance and the long term performance of our stock price. To determine the number of stock options and RSUs being awarded to achieve a 50%, 25% and 25% balance, the Compensation Committee determined that the shares underlying each time-based RSU and each Performance RSU were equivalent to three shares exercisable pursuant to nonqualified stock options, based in part on valuation assessments from FW Cook and in part on the Compensation Committee’s historic granting practices of equity awards.

Severance/Termination Protection

In connection with certain corporate transactions or a change in control of Websense, our equity awards are subject to accelerated vesting under certain circumstances. We have also entered into employment agreements with our CEO and President that provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of Websense or a termination without cause, each as is defined in the agreements. The severance compensation payable under these employment agreements is deducted from any benefits payable to these officers under the Severance Plan described below so that there is no duplication of benefits.

We have an Officer Change in Control Severance Benefit Plan (the “Severance Plan”) with individual participation agreements for officers under the Severance Plan. The Compensation Committee put the Severance Plan in place in order to best align our compensation program with our peer companies by providing an incentive to eligible officers to continue to grow our overall business and support potential strategic transactions. Eligible

34	2012 PROXY STATEMENT

participants under the Severance Plan are officers of Websense or our affiliates who are notified of their eligibility and executed a Participation Agreement (the “Participants”). The Participants include all of our current executive officers as well as other officers.

Under the Severance Plan, Participants are entitled to receive severance benefits if the Participant’s employment with us is involuntarily terminated without Cause (as defined in the Severance Plan) or the Participant voluntarily resigns with Good Reason, as defined in each individual’s Participation Agreement, during the period beginning two months prior to a specified Change in Control (as defined in the Severance Plan) and ending 18 months following a Change in Control (the “Coverage Period”). Certain Participants, including all of our current executive officers, are also eligible for severance benefits in the event the Participant is involuntarily terminated without Cause or resigns for Good Reason outside the Coverage Period. The Compensation Committee chose a payment structure which requires termination of employment during a Coverage Period in order to best align with similar peer plans and to encourage officer motivation in working for a newly controlled company and to increase stockholder value.

Information regarding applicable payments under the Severance Plan and/or an employment agreement for our current executive officers is provided under the heading “Potential Payments Upon Termination or Change of Control” below.

Perquisites and Other Personal Benefits

We provide officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the overall compensation program in order to attract and retain key employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to officers.

We pay premiums for group-term life insurance and make matching contributions under our 401(k) plan. We also provided Mr. Wride, our former COO, with the use of a Websense-owned vehicle. In 2011, our Board determined that gross-up payments for taxes associated with vehicles, travel related to our President’s Club (as described in the Summary Compensation Table below) or similar items will no longer be permitted.

Other Considerations

The Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally disallows a tax deduction for publicly held corporations for individual compensation exceeding $1 million in any tax year for the CEO and the other named executive officers, other than compensation that is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. Our 2011 and 2012 Management Bonus Programs and 2011 and 2012 EVP Bonus Programs are established under the 2009 Equity Plan, which is a stockholder approved plan. The Compensation Committee has determined that it will not necessarily seek to limit executive compensation to only deductible compensation under Section 162(m) because the deductibility of some types of compensation may impose requirements that limit our flexibility in granting or changing executive compensation. Further, deductibility can also depend upon the timing of an executive officer’s vesting or exercise of previously granted rights, and we believe that it is important to consider all factors when developing our compensation packages to attract, retain and reward executives to maximize the return to stockholders, rather than to focus solely on tax deductibility.

“Say on Pay” Advisory Vote

The Compensation Committee also considered the results of the annual advisory “Say on Pay” proposal voted on at the 2011 Annual Meeting of Stockholders in arriving at its decision with respect to executive compensation for 2012. Because over 96% of the votes cast by our stockholders approved the compensation of our named executive officers, as disclosed in our 2011 proxy statement, the Compensation Committee believes that the results affirm stockholders’ support of Websense’s approach to executive compensation and therefore did not implement substantial changes to our executive compensation program for 2012.

2012 PROXY STATEMENT	35

Summary Compensation

The following table shows for the annual periods ended December 31, 2011, 2010 and 2009, information concerning compensation awarded to, paid to, or earned by, the named executive officers listed below.

Summary Compensation Table for Fiscal 2011, 2010 and 2009

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation(4)	Total
Gene Hodges,	2011	$569,276	—	$2,109,000	—	$445,561	$7,239	$3,131,076
CEO(5)	2010	$557,000	—	$1,710,591	—	$273,821	$13,932	$2,555,344
	2009	$578,423	—	$1,400,400	—	$561,070	$8,133	$2,548,026

John R. McCormack,	2011	$408,816	—	$1,054,500	—	$239,979	$1,242	$1,704,537
President(6)	2010	$395,673	—	$1,349,532	—	$145,885	$8,344	$1,899,434
	2009	$380,962	—	$408,450	$904,815	$225,922	$10,926	$1,931,075

Didier Guibal,	2011	$311,721	—	$674,880	—	$253,758	$13,075	$1,253,434
EVP, Worldwide Sales(7)	2010	$300,673	—	$248,598	—	$169,040	$11,570	$729,881

Michael A. Newman,	2011	$337,275	$40,000	$590,520	—	$131,989	$4,215	$1,103,999
Sr. Vice President, General Counsel, CFO, Chief Administrative Officer and Corporate Secretary(8)	2010	$318,404	—	$497,196	—	$78,264	$4,215	$898,079
	2009	$317,769	—	$291,750	—	$140,819	$4,215	$754,553

Arthur S. Locke III,	2011	$261,954	—	$674,880	—	—	$454,167	$1,391,001
former Sr. Vice President and CFO(9)	2010	$350,000	—	$248,598	—	$86,030	$116,064	$800,692
	2009	$142,692	$71,346	$1,578,150	—	—	$46,798	$1,838,986

Douglas C. Wride,	2011	$90,192	—	—	$691,797	—	$1,104	$783,093
former COO(10)	2010	$358,654	—	$331,464	—	$88,157	$27,269	$805,544
	2009	$415,385	—	$700,200	—	$276,116	$30,708	$1,422,409

(1)	In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our named executive officers that are available generally to all of our regular, full-time employees, as well as certain perquisites and other personal benefits received by our named executive officers that, in the aggregate, were less than $10,000 for any officer. Amounts earned but deferred at the election of our named executive officer pursuant to our 401(k) plan are included in the “Salary” column.
(2)	Amounts calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” except that such amounts exclude the effect of estimated forfeitures related to service-based vesting conditions. See Note 1 of the consolidated financial statements in our Annual Report for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards. For Performance RSUs, the grant date fair value included in the calculation was based on the probable outcome of the performance conditions, determined at the grant date.

For 2011, the maximum number of shares attainable under Performance RSUs was 150% of the target number of Performance RSUs granted to each named executive officer. Assuming the highest level of achievement of the performance conditions, the maximum fair value of the Performance RSUs for 2011 would have been: Mr. Hodges – $1,581,750, Mr. McCormack – $790,875, Mr. Guibal – $506,160, Mr. Newman – $442,890 and Mr. Locke – $506,160. The actual number of shares awarded and subject to time-based vesting was 82.16% of the target number of Performance RSUs granted.

For 2010, the maximum number of shares attainable under Performance RSUs was also 150% of the target number of Performance RSUs granted to each named executive officer. Assuming the highest level of achievement of the performance conditions, the maximum fair value of the Performance RSUs for 2010 would have been: Mr. Hodges – $1,282,943, Mr. McCormack – $1,012,149, Mr. Guibal – $186,449, Mr. Newman – $372,897, Mr. Locke – $186,449 and Mr. Wride – $248,598. No shares ultimately became eligible for time-based vesting because the threshold performance-based vesting requirements were not satisfied.

For 2009, the maximum number of shares attainable under Performance RSUs was 100% of the number of Performance RSUs granted to each named executive officer and is fully reflected in the table. No shares ultimately became eligible for time-based vesting because the threshold performance-based vesting requirements were not satisfied.

(3)	These amounts reflect the bonuses earned by our named executive officers under our respective bonus plans for 2011, 2010 and 2009.

36	2012 PROXY STATEMENT

(4)	All Other Compensation in 2010 and 2009 may include tax gross-up payments related to travel expenses for some of our named executive officers. Similar tax gross-up payments were not made in 2011 to any named executive officer and Websense’s Board has determined that such payments shall no longer be permitted.
(5)	Stock Awards in 2011 for Mr. Hodges include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 96.43% of the performance goal was met, and accordingly, 17.84%, or $188,123, of the target number of RSUs did not vest and were terminated as of December 31, 2011. All Other Compensation for 2011 represents 401(k) employer matching contributions of $3,675 and Websense-paid premiums of $3,564 for group-term life insurance. Stock Awards in 2010 include $855,296 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation for 2010 represents 401(k) employer matching contributions of $3,675, Websense-paid premiums of $2,322 for group-term life insurance, travel of $5,312 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $2,623 for his personal taxes related to the President’s Club travel. Stock Awards in 2009 include $233,400 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2009. All Other Compensation for 2009 represents 401(k) employer matching contributions of $3,675, Websense-paid premiums of $2,322 for group-term life insurance and $2,136 for payment of executive health physical exams.
(6)	Stock Awards in 2011 for Mr. McCormack include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 96.43% of the performance goal was met, and accordingly, 17.84%, or $94,061, of the target number of RSUs did not vest and were terminated as of December 31, 2011. All Other Compensation for 2011 represents Websense-paid premiums of $1,242 for group-term life insurance. Stock Awards in 2010 include $674,766 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents Websense-paid premiums of $1,242 for group-term life insurance, travel of $4,754 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $2,348 for his personal taxes related to the President’s Club travel. Stock Awards in 2009 include $58,350 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2009. All Other Compensation in 2009 represents Websense-paid premiums of $1,338 for group-term life insurance, travel of $6,477 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $3,111 for his personal taxes related to the President’s Club travel.
(7)	Mr. Guibal became a Section 16 officer as of January 1, 2010. Stock Awards in 2011 for Mr. Guibal include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 96.43% of the performance goal was met, and accordingly, 17.84%, or $60,191, of the target number of RSUs did not vest and were terminated as of December 31, 2011. All Other Compensation for 2011 represents 401(k) employer matching contributions of $1,414, Websense-paid premiums of $810 for group-term life insurance, travel of $10,672 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year and an award received at a Websense event valued at $179. Stock Awards in 2010 include $124,299 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents 401(k) employer matching contributions of $3,156, Websense-paid premiums of $841 for group-term life insurance, travel of $5,070 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $2,503 for his personal taxes related to the President’s Club travel.
(8)	Bonus in 2011 represents the cash amount awarded by the Compensation Committee in its discretion for Mr. Newman’s service as interim CFO during 2011 in addition to his regular corporate duties as General Counsel and Chief Administrative Officer. Stock Awards in 2011 include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 96.43% of the performance goal was met, and accordingly, 17.84%, or $52,683, of the target number of RSUs did not vest and were terminated as of December 31, 2011. All Other Compensation for 2011 represents 401(k) employer matching contributions of $3,675 and Websense-paid premiums of $540 for group-term life insurance. Stock Awards in 2010 include $248,598 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents 401(k) employer matching contributions of $3,675, and Websense-paid premiums of $540 for group-term life insurance. Stock Awards in 2009 include $58,350 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2009. All Other Compensation in 2009 represents 401(k) employer matching contributions of $3,675, and Websense-paid premiums of $540 for group-term life insurance.
(9)

Mr. Locke resigned from Websense effective September 7, 2011. Stock Awards in 2011 for Mr. Locke represents $337,440 of RSUs with performance-based vesting requirements and $337,440 of RSUs with time-based vesting requirements that did not vest and were cancelled. All Other Compensation for 2011 includes (i) a one-time severance payment of $270,000 representing an amount equal to nine months of Mr. Locke’s base salary, (ii) a one-time severance payment of $180,000 representing an amount equal to Mr. Locke’s annual target bonus under the 2011 Management Bonus Program, (iii) Websense-paid premiums of $623 for group-term life insurance, and (iv) $3,544 of premiums for group health insurance benefits paid after Mr. Locke’s resignation. Stock Awards in 2010 include $124,299 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were

2012 PROXY STATEMENT	37

terminated as of December 31, 2010. All Other Compensation for 2010 represents Websense-paid premiums of $810 for group-term life insurance, payments made to Mr. Locke of $100,000 relating to his relocation to San Diego when he commenced employment with Websense, $4,660 relating to temporary housing expenses and gross-up payments of $3,153 for his personal taxes associated with his temporary housing expenses, travel of $4,982 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, and gross-up payments of $2,459 for his personal taxes related to the President’s Club travel. Mr. Locke’s 2009 Bonus represents a guaranteed bonus of 50% of his base salary for 2009 per the terms of Mr. Locke’s employment agreement. All Other Compensation for 2009 represents Websense-paid premiums of $311 for group-term life insurance, payments made to Mr. Locke of $5,687 relating to his relocation to San Diego when he commenced employment with Websense, gross-up payments of $3,676 for his personal taxes associated with his relocation expenses, $23,300 relating to temporary housing expenses and gross-up payments of $13,824 for his personal taxes associated with his temporary housing expenses.
(10)	Mr. Wride retired from Websense effective February 15, 2011. Option Awards in 2011 represent the incremental fair value of stock options that were modified as of February 15, 2011 pursuant to the retirement agreement we entered into with Mr. Wride. The stock options granted to Mr. Wride were modified by extending the date the vested portion of such stock options may be exercised until December 31, 2011. No additional vesting was permitted during this time. The incremental fair value associated with the modification of the stock options is calculated in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation.” All Other Compensation for 2011 represents 401(k) employer matching contributions of $747 and Websense-paid premiums of $357 for group-term life insurance. Stock Awards in 2010 include $165,732 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents a 401(k) employer matching contribution of $3,675, use of a Websense-owned vehicle valued at $7,492, gross-up payments totaling $6,319 for his personal taxes associated with the use of the Websense-owned vehicle, travel of $4,443 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, gross-up payments of $2,193 for his personal taxes related to the President’s Club travel, $825 for reimbursement related to home-office telephone and Internet services, and Websense-paid premiums of $2,322 for group-term life insurance. Stock Awards in 2009 include $116,700 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2009. All Other Compensation in 2009 represents a 401(k) employer matching contribution of $3,675, use of a Websense-owned vehicle valued at $7,727, gross-up payments totaling $6,582 for his personal taxes associated with the use of the Websense-owned vehicle, travel of $5,876 related to Websense’s President’s Club that rewards and convenes Websense’s top sales people from the prior year, gross-up payments of $2,822 for his personal taxes related to the President’s Club travel, $1,704 for reimbursement related to home-office telephone and Internet services, and Websense-paid premiums of $2,322 for group-term life insurance.

38	2012 PROXY STATEMENT

Grants of Plan-Based Awards

The following table sets forth certain information with respect to non-equity incentive plan awards, stock options and RSUs granted during or for the fiscal year ended December 31, 2011 to each of our named executive officers listed in the Summary Compensation Table above.

Grants of Plan-Based Awards in Fiscal 2011

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(5)		Grant Date Fair Value of Stock and Option Awards (6)
Name	Threshold (2)	Target (3)	Maximum (4)	Grant Date
Gene Hodges,				2/10/11	50,000	(7)	$1,054,500
CEO				2/10/11	50,000		$1,054,500
	$11,386	$569,276	$853,913

John R. McCormack,				2/10/11	25,000	(7)	$527,250
President				2/10/11	25,000		$527,250
	$6,132	$306,612	$459,917

Didier Guibal,				2/10/11	16,000	(7)	$337,440
EVP, Worldwide Sales				2/10/11	16,000		$337,440
	$1,144	$311,862	$5,000,000

Michael A. Newman,				2/10/11	14,000	(7)	$295,260
Sr. Vice President, General Counsel, CFO, Chief Administrative Officer and Corporate Secretary				2/10/11	14,000		$295,260
	$3,373	$168,637	$252,956

Arthur S. Locke III,				2/10/11	16,000		$337,440
former Sr. Vice President and CFO(8)				2/10/11	16,000		$337,440
	$3,605	$180,250	$270,375

Douglas C. Wride,				—	—		$691,797
former COO(9)	—	—	—

(1)	Represents the hypothetical payments possible under our named executive officers’ respective non-equity bonus plans as described in “Annual Cash Incentive Compensation” above. The amounts actually paid to our named executive officers for 2011 are set forth above in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	The Threshold payment is based upon 0% achievement of the aggregate billings goal and 81% achievement of the non-GAAP operating income goal. Under this scenario, our named executive officers, except for Mr. Guibal, would earn 2% of their respective target payment. Since 70% of Mr. Guibal’s target bonus is based upon achievement of the quarterly billings objectives and 30% of the target bonus is based upon achievement of the quarterly non-GAAP operating income objectives, assuming 81% achievement of the non-GAAP operating income goal only occurred in one quarter, Mr. Guibal would earn 0.4% of his target payment.
(3)	The Target payment is set as a percentage of the named executive officer’s salary as discussed under the heading “Annual Cash Incentive Compensation” above.
(4)

The Maximum payment is based upon our 110% or greater achievement of the aggregate billings and non-GAAP operating income goals, upon which our named executive officers would earn 150% of their respective target payment. However, at 110% or more, our EVP of Worldwide Sales would earn 150% of the target payment for that goal, except that an amount in excess of 150% of the target payment for the

2012 PROXY STATEMENT	39

billings goal would be paid for achievement of the billings goal above 110%. In no event, however, could the aggregate amount of the target payment in the fiscal year exceed $5,000,000, as provided in the 2009 Equity Plan.
(5)	All of our named executive officers except for Mr. Wride were granted RSUs with performance-based vesting. Achievement of over 80% of the performance goal was required for the vesting of any portion of the RSUs. At 90% achievement of the goal, 50% of the RSUs became eligible for time-based vesting, and at 105% achievement, 150% of the target number of RSUs became eligible for time-based vesting. The amounts listed in this table represent 100% of the target number of RSUs granted to each named executive officer. Assuming the highest level of achievement of the performance conditions, the maximum number of shares granted pursuant to Performance RSUs were: Mr. Hodges – 75,000, Mr. McCormack – 37,500, Mr. Guibal – 24,000, Mr. Newman – 21,000 and Mr. Locke – 24,000. The Compensation Committee determined on January 25, 2012 that 96.43% of the performance goal was satisfied, and accordingly, 82.16% of the target number of RSUs became eligible for time-based vesting for all of our named executive officers except for Mr. Locke and Mr. Wride.
(6)	Amounts calculated in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation,” except that such amounts exclude the effect of estimated forfeitures related to service-based vesting conditions. See Note 1 of the consolidated financial statements in our Annual Report for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.
(7)	Represents 100% of the target number of RSUs granted to the named executive officer. The Compensation Committee determined on January 25, 2011 that 96.43% of the performance goal was satisfied with respect to the RSUs, and accordingly, only 82.16%, of the target number of RSUs granted to the named executive officer became eligible for time-based vesting.
(8)	Mr. Locke resigned as CFO of Websense effective September 7, 2011. In connection with his resignation, all unvested RSUs held by Mr. Locke were cancelled, and accordingly, the time-based and performance-based RSUs granted on February 10, 2011 did not vest and were cancelled.
(9)	Mr. Wride did not receive an equity grant in 2011. Mr. Wride retired from Websense effective February 15, 2011. Pursuant to his retirement agreement, Mr. Wride’s stock options were modified to extend the time period by which he could exercise stock options that had vested as of his retirement date from May 15, 2011 to December 31, 2011. No further vesting was permitted during this time period. The amount listed in the column entitled “Grant Date Fair Value of Stock and Option Awards” represents the incremental fair value of the stock options that were materially modified as of February 15, 2011 as calculated in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation.”

40	2012 PROXY STATEMENT

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards at December 31, 2011 for the named executive officers.

Outstanding Equity Awards at December 31, 2011

	Outstanding Equity Awards at Fiscal Year-End(1)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Gene Hodges,	600,000	—	$32.24	1/9/13	155,674(3)	$2,914,217
CEO	200,000	—	$23.93	5/1/14
	179,166	20,834(4)	$18.74	5/7/15
	195,833	4,167(5)	$32.24	1/9/16
	145,833	54,167(6)	$32.24	1/9/16
	200,000	—	$32.24	1/9/16

John R. McCormack,	200,000	—	$18.38	7/17/13	78,165(7)	$1,463,249
President	40,000	—	$23.93	5/1/14
	44,791	5,209(4)	$18.74	5/7/15
	100,000	50,000(4)	$17.83	4/30/16

Didier Guibal,	60,416	39,584(4)	$14.80	7/31/16	58,084(8)	$1,087,332
EVP, Worldwide Sales

Michael A. Newman,	30,000	—	$25.63	5/18/12	40,877(9)	$765,217
Sr. Vice President, General Counsel, CFO, Chief Administrative Officer and Corporate Secretary	30,000	—	$21.77	6/15/13
	26,000	—	$23.93	5/1/14
	30,000	—	$19.10	7/30/14
	48,958	1,042(4)	$20.50	1/31/15
	35,833	4,167(4)	$18.74	5/7/15

Arthur S. Locke III,	—	—	—	—	—	—
former Sr. Vice President and CFO(10)

Douglas C. Wride,	—	—	—	—	—	—
former COO(11)

(1)	Information regarding potential acceleration of certain equity awards for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change of Control” below.
(2)	Computed by multiplying the closing market price of our common stock on December 30, 2011 of $18.73 by the number of shares set forth in this table.
(3)	Represents (i) 41,080 RSUs granted on February 10, 2011 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs will vest on February 10, 2013 and the remaining 50% will vest on February 10, 2014 and (ii) 114,594 RSUs subject to time-based vesting requirements pursuant to which 25% of the shares subject to each award vest on the first anniversary of the date of grant and the remainder vest in equal installments semi-annually thereafter.
(4)	25% of the shares subject to the option vested one year from the date of grant, and the remaining 1/48th of the total shares subject to the option vest monthly thereafter until fully vested.

2012 PROXY STATEMENT	41

(5)	25% of the shares subject to the option vested on January 9, 2009, and the remaining 1/48th of the total shares subject to the option vest monthly thereafter until fully vested.
(6)	25% of the shares subject to the option vested on January 9, 2010, and the remaining 1/48th of the total shares subject to the option vest monthly thereafter until fully vested.
(7)	Represents (i) 20,540 RSUs granted on February 10, 2011 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs will vest on February 10, 2013 and the remaining 50% will vest on February 10, 2014 and (ii) 57,625 RSUs subject to time-based vesting requirements pursuant to which 25% of the shares subject to each award vest on the first anniversary of the date of grant and the remainder vest in equal installments semi-annually thereafter.
(8)	Represents (i) 13,146 RSUs granted on February 10, 2011 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs will vest on February 10, 2013 and the remaining 50% will vest on February 10, 2014 and (ii) 44,938 RSUs subject to time-based vesting requirements pursuant to which 25% of the shares subject to each award vest on the first anniversary of the date of grant and the remainder vest in equal installments semi-annually thereafter.
(9)	Represents (i) 11,502 RSUs granted on February 10, 2011 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs will vest on February 10, 2013 and the remaining 50% will vest on February 10, 2014 and (ii) 29,375 RSUs subject to time-based vesting requirements pursuant to which 25% of the shares subject to each award vest on the first anniversary of the date of grant and the remainder vest in equal installments semi-annually thereafter.
(10)	Mr. Locke resigned as CFO of Websense, effective September 7, 2011, and all unvested RSUs terminated as of that date.
(11)	Mr. Wride retired from Websense, effective February 15, 2011. Mr. Wride’s equity awards ceased vesting as of February 15, 2011. However, per the terms of Mr. Wride’s retirement agreement, Mr. Wride had until December 31, 2011 to exercise his vested stock options.

Option Exercises and Stock Vested

The following table includes certain information with respect to the stock options exercised and common stock issued upon the vesting of RSUs during the fiscal year ended December 31, 2011 with respect to the named executive officers. No other stock awards for our named executive officers vested during the fiscal year ended December 31, 2011.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gene Hodges, CEO	—	—	51,256	$1,070,692
John R. McCormack, President	—	—	22,825	$476,782
Didier Guibal, EVP, Worldwide Sales	—	—	14,862	$309,975
Michael A. Newman, Sr. Vice President, General Counsel, CFO, Chief Administrative Officer and Corporate Secretary	—	—	11,725	$244,931
Arthur S. Locke III, former Sr. Vice President and CFO	—	—	29,862	$622,400
Douglas C. Wride, former COO	295,146	$2,824,607	13,350	$280,083

(1)	The dollar amounts shown in the column entitled “Value Realized on Exercise” for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the stock option related by (ii) the difference between the per-share price of our common stock on the date of exercise and the exercise price of the stock options.

42	2012 PROXY STATEMENT

(2)	The dollar amounts shown in the column entitled “Value Realized on Vesting” for stock awards are determined by multiplying the number of shares underlying an RSU that vested by the per-share closing price of our common stock on the day immediately prior to the vesting date.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our U.S. officers or employees. Our CEO, President, officers and other U.S. employees are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 25% of the first 6% of the participant’s compensation that has been contributed to the plan. The maximum matching contribution for 2011 was $3,675. All of our named executive officers other than our President, Mr. McCormack and our former CFO, Mr. Locke, participated in our 401(k) plan during fiscal 2011 and received matching contributions.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The benefits received by Mr. Locke and Mr. Wride in connection with their departures from Websense are also described below. All references to “named executive officers” in this section exclude Mr. Locke and Mr. Wride.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment. These amounts can include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested amounts contributed to our 401(k) Plan; and

•	unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officer will receive benefits under our disability plan or payments under Websense’s life insurance plan, as appropriate.

Potential Severance Payments Under Employment Arrangements

The amount of compensation payable to each named executive officer upon voluntary or involuntary not-for-cause termination is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Websense.

2012 PROXY STATEMENT	43

Gene Hodges. In January 2006, we entered into an employment agreement with our CEO, Gene Hodges, reporting to the Board, with employment continuing “at will” until either party gives notice of termination. Pursuant to his employment agreement, if we terminate Mr. Hodges’s employment without cause or if Mr. Hodges terminates his employment with us for good reason, Mr. Hodges is entitled to: (i) a separation payment in the form of his annual base salary and annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings; (ii) continued payment of health insurance premiums paid on his behalf by us until he and his covered dependents obtain alternative health insurance coverage, up to a maximum of twelve (12) months; (iii) acceleration of the vesting of his stock options granted in connection with the employment agreement that are otherwise unvested at the time of such termination or resignation such that he shall be vested with respect to the same number of shares as if he had remained continuously employed by us for a period of twelve (12) months following the date of such termination or resignation; and (iv) acceleration of the vesting of 100% of his RSUs granted in connection with the employment agreement. Cause and good reason are defined in Mr. Hodges’s employment agreement.

Had a termination of Mr. Hodges’s employment either without cause or for good reason occurred on December 31, 2011 without a corporate change in control event, Mr. Hodges would have been eligible to receive the payments set forth in the columns under the heading “Upon Termination without Cause or upon Resignation for Good Reason” in the table below.

	Upon Termination without Cause or upon Resignation for Good Reason
Name	Salary	Bonus	Benefits	Equity Awards	Total
Gene Hodges, CEO(1)(2)	$573,700	$569,276	$23,729	—	$1,166,705

(1)	Salary and Bonus are paid in twelve (12) equal monthly installments, less standard deductions and withholdings.
(2)	The RSUs granted in connection with Mr. Hodges’ employment agreement were fully vested as of January 2010. Unvested stock options held by Mr. Hodges which have an exercise price that exceed the closing price of our stock as of December 30, 2011 are excluded from the table.

Douglas C. Wride. Mr. Wride retired from Websense effective February 15, 2011 and is no longer eligible to receive severance or vesting acceleration. However, pursuant to a retirement agreement we entered into with Mr. Wride, dated January 31, 2011, Mr. Wride received, as required by law, all accrued salary and unused vacation earned through February 15, 2011, subject to standard payroll deductions and withholdings. In addition and in consideration for normal customary releases and waivers, Mr. Wride was eligible to exercise until December 31, 2011, any vested stock options as of February 15, 2011, instead of being permitted only 90 days to exercise his vested options as of February 15, 2011 per the terms of our 2009 Equity Plan. The incremental fair value associated with the modification of Mr. Wride’s stock options was $691,797 and calculated in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation.”

Arthur S. Locke III. Mr. Locke resigned from Websense effective September 7, 2011 and is no longer eligible to receive severance or vesting acceleration. However, pursuant to a separation agreement we entered into with Mr. Locke, dated September 7, 2011, we paid Mr. Locke a one-time severance payment of (i) $270,000, representing an amount equal to nine months of his base salary as of the date of his separation and (ii) $180,000, representing an amount equal to his current annual target bonus. In addition, we paid an aggregate amount of $3,544 in group health insurance benefits for Mr. Locke following his resignation. Further, had we entered into a definitive agreement on or prior to March 31, 2012 pursuant to which a Change in Control (as that term is defined in the Severance Plan) was ultimately effected, we would have been obligated to pay Mr. Locke a one-time severance payment equal to the fair market value of his 85,938 unvested RSUs, which expired on September 7, 2011.

44	2012 PROXY STATEMENT

Other Named Executive Officers. Mr. McCormack, Mr. Guibal and Mr. Newman are each employed “at will.” Under the Severance Plan, if we terminate Mr. McCormack’s, Mr. Guibal’s or Mr. Newman’s employment other than for cause, the terminated executive officer is entitled to receive, as severance, six months of continuation of his base salary paid in one lump sum, less standard deductions and withholdings.

Had a termination of Mr. McCormack’s, Mr. Guibal’s or Mr. Newman’s employment, either without cause or for good reason, occurred on December 31, 2011 without a corporate change in control event, Mr. McCormack would have been eligible to receive $206,000, Mr. Guibal would have been eligible to receive $157,100 and Mr. Newman would have been eligible to receive $180,250.

Potential Severance Payments Related to a Change in Control

The amount of compensation payable to each named executive officer following a change of control and subsequent termination is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Websense.

Under the Severance Plan, Participants are entitled to receive severance benefits if the Participant’s employment with Websense is involuntarily terminated without Cause (as defined in the Severance Plan) or the Participant voluntarily resigns with Good Reason, as defined in each individual’s Participation Agreement (“Covered Termination”), during the period beginning two months prior to a specified Change in Control (as defined in the Severance Plan) and ending 18 months following a Change in Control (the “Coverage Period”). Certain Participants are also eligible for severance benefits in the event the Participant is involuntarily terminated without Cause or resigns for Good Reason outside the Coverage Period.

Certain of the Participants are parties to employment agreements or certain statutory protections of the laws of their respective country. These employment agreements or statutory protections will remain in effect without amendment. To the extent the severance benefits in a Participant’s individual employment agreement or statutory protection is greater than those provided under the Severance Plan and Participation Agreement, then the Participant will be entitled to receive, without duplication, the greater severance benefits under the Participant’s employment agreement or statutory protection, as well as any additional benefits provided under the Severance Plan not otherwise available to the Participant. None of our named executive officers have employment agreements which provide severance benefits greater than those provided under the Severance Plan and Participation Agreement under a change in control. In order to receive benefits under the Severance Plan, the Participant must meet certain criteria set forth in the individual’s Participant Agreement, including the execution of a general waiver and release. A Participant’s right to benefits terminates if the Participant violates any material proprietary information, non-disparagement, confidentiality or non-solicitation obligation.

We have provided different severance benefits to three tiers of officers as set forth in individual Participation Agreements. Certain executive officers, including the named executive officers (the “Executive Participants”), are entitled to the following benefits in the event of a Covered Termination during the Coverage Period: (i) a lump sum payment equal to 24 months of the Executive Participant’s base salary in effect immediately prior to the Covered Termination; (ii) a lump sum additional amount equal to the greatest of (a) the average of the last three annual bonuses paid to the Executive Participant, (b) the last annual bonus paid to the Executive Participant, (c) the average of the last three annual bonuses paid prior to the Change in Control to the Executive Participant, (d) the last annual bonus paid prior to the Change in Control to the Executive Participant, or (e) the last annual target bonus for the Executive Participant; (iii) the full acceleration of vesting on all equity awards and a 12 month extension of the Executive Participant’s option exercise period; and (iv) the payment of COBRA premiums until the earliest of (x) 18 months from employment termination, (y) the expiration of continued coverage under COBRA for the Executive Participant or (z) the date the Executive Participant is eligible for coverage from a subsequent employer. In addition, if the amounts payable to the Executive Participant under the Severance Plan and Participation Agreement or any other arrangement in connection with a

2012 PROXY STATEMENT	45

Change in Control exceed the safe harbor for parachute payments by 10% or more under federal tax law, the Executive Participant would be entitled to an additional “gross-up” payment for the payment of all of the excise taxes payable on these benefits as well as income and employment taxes imposed on the excise taxes and gross-up payments. If the amounts payable to the Executive Participant are less than 10% in excess of the safe harbor for parachute payments, then the amounts payable to the Executive Participant would be reduced by an amount necessary to qualify the payments for the safe harbor and no gross-up payment would be made. In the event of a Covered Termination outside of the Coverage Period, the Executive Participant will be entitled to a cash severance payment equal to six months of the Executive Participant’s base salary, and none of the other benefits described in this paragraph.

The following illustrates the severance benefits that would be payable under the Severance Plan and individual Participation Agreements to the CEO and the other named executive officers if a Change in Control and Covered Termination were to occur as of December 31, 2011:

Executive Participant	Cash Payment(1)	Additional Payment(2)	COBRA(3)	Value of Equity Acceleration(4)	Gross-Up Payment(5)	Total
Gene Hodges, CEO	$1,147,400	$569,276	$35,593	$2,914,217	—	$4,666,486
John R. McCormack, President	$824,000	$306,612	$35,593	$1,508,249	—	$2,674,454
Didier Guibal, EVP, Worldwide Sales	$628,400	$311,862	—	$1,242,898	—	$2,183,160
Michael A. Newman, Sr. Vice President, General Counsel, CFO, Chief Administrative Officer and Corporate Secretary	$721,000	$168,637	$29,082	$765,217	—	$1,683,936

(1)	Represents 24 months of additional salary based on the salary in effect as of December 31, 2011.
(2)	The Additional Payment represents the last annual target bonus.
(3)	Estimated amount of premiums for continued coverage under Websense’s group health plans for eighteen months. Mr. Guibal declines health plan coverage from Websense.
(4)	Represents the fair market value of those shares subject to stock options and RSUs with accelerated vesting on December 31, 2011, calculated based on a closing price of $18.73 of Websense’s common stock on December 30, 2011. Unvested stock options held by these named executive officers which have an exercise price that exceed the closing price as of December 30, 2011 are excluded from the table.
(5)	Assumes the change of control benefits equal the total benefits in the chart based upon the underlying assumptions noted in footnotes (1) through (4) above and that change of control occurred as of December 31, 2011.

46	2012 PROXY STATEMENT

COMPENSATION OF DIRECTORS

The Compensation Committee recommends Board compensation programs for non-employee directors, committee chairpersons, and committee members, consistent with Websense’s Corporate Governance Guidelines and any applicable requirements of the listing standards for independent directors, including consideration of cash and equity components of such compensation. It is the general policy of the Board that Board compensation should be a mix of cash and equity-based compensation. Directors who are also Websense officers or employees receive no additional compensation for serving as directors.

For 2011, the Compensation Committee retained the services of Radford to review and provide a report on the existing director compensation program, which included a comparison of director compensation at similarly-situated companies. After reviewing the results of the report, the Compensation Committee and the Board determined to not make any changes to director compensation. Our non-employee directors each received a $30,000 annual cash retainer in 2011, paid quarterly, and reimbursement for their reasonable expenses incurred in attending meetings of the Board and its committees. Board and committee chairs, the Lead Independent Director, and Audit Committee members, received an additional cash retainer as follows:

Additional Annual Retainer
Chairman	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$7,000
Lead Independent Director	$7,500
Audit Committee Member	$5,000

In addition, members of our Board received meeting fees as follows:

Attendance
Participation in a physical Board meeting	$3,000
Participation in a physical committee meeting	$1,000
Participation in any telephonic meeting	$1,000

Each of our non-employee directors receive stock option grants and RSUs under our 2009 Equity Plan. On the date of each annual meeting of stockholders, each non-employee director receives a nonqualified stock option to purchase 11,000 shares of common stock and an RSU award covering $40,000 of common stock, with the number of shares of common stock underlying the RSU award equal to the quotient of $40,000 divided by the closing price of our common stock on the date of the annual award (the “annual award”). For 2011, each director received an annual award of 1,667 RSUs on June 7, 2011, the date of the annual meeting of stockholders for 2011. The shares subject to both the option and the RSUs shall vest, and any repurchase right, shall lapse, in a series of twelve successive equal monthly installments upon the individual’s completion of each month of service as a Board member measured from the annual award date.

Websense’s Board compensation program will remain the same in 2012. Any non-employee director who is appointed to fill a vacancy on the Board on a date other than the date of the annual meeting of stockholders, will receive an initial nonqualified stock option grant, with the number of shares of common stock for the annual award prorated based upon the number of days that have lapsed since the date of the most recent annual meeting of stockholders and the first day of the new director’s service on the Board. The initial RSU award will be prorated on the same basis using the number of shares underlying the last annual RSU award made to Non-Employee Directors. The initial option grant and initial RSU award will vest monthly over the period from the calendar month after the date the new director commenced service on the Board through the 12-month anniversary of the prior year’s annual meeting of stockholders. The initial option grant and initial RSU award for a new director will be made on the last trading day of the calendar month in which the director commenced service on the Board.

2012 PROXY STATEMENT	47

The exercise price of each option granted under the non-discretionary grant program is 100% of the fair market value of the common stock subject to the option on the date of grant. RSU awards will be granted pursuant to RSU agreements, and any required tax withholding can be deducted from the vested shares of common stock to be delivered under the RSU agreements. Shares that vest under each RSU award will be distributed to the participant on the earlier of twelve months after the award date or the date of separation of service from the Board.

The following table provides information for compensation in the fiscal year ended December 31, 2011 for non-employee directors who served in such capacity during fiscal 2011.

Director Compensation Table for Fiscal 2011

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Stock Awards(2)	Total
John B. Carrington	$103,000	$82,937	$39,975	$225,912
Bruce T. Coleman	$97,000	$82,937	$39,975	$219,912
John F. Schaefer	$116,500	$82,937	$39,975	$239,412
Mark S. St.Clare	$107,000	$82,937	$39,975	$229,912
Gary E. Sutton	$109,000	$82,937	$39,975	$231,912
Peter C. Waller	$84,000	$82,937	$39,975	$206,912

(1)	Includes all meeting attendance fees and any cash retainer earned or paid in the fiscal year ended December 31, 2011.
(2)	Amounts calculated in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation.” See Note 1 of the consolidated financial statements in our Annual Report for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

48	2012 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Websense and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to Websense as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of Websense, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Websense of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee looks at, in light of known circumstances, whether the transaction is in, or is not consistent with, the best interests of Websense and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

Equity grants to our directors are described under the caption “Compensation of Directors.”

We have entered into indemnification agreements with each of our directors and officers. These agreements require Websense, among other things, to indemnify each director or officer against certain expenses, including attorneys’ fees, judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a director or officer. These agreements also require Websense to advance expenses incurred by the individual in connection with any proceeding against him or her with respect to which such individual may be entitled to indemnification by Websense.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

2012 PROXY STATEMENT	49

This year, a number of brokers with account holders who are Websense stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or Websense. Direct your written request to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary, or call 877-273-7379. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

ANNUAL REPORT

A copy of the Annual Report of Websense for the 2011 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on February 23, 2012. We will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary.

By Order of the Board of Directors

Michael A. Newman, Corporate Secretary

Dated: April 19, 2012

50	2012 PROXY STATEMENT

APPENDIX A

The non-GAAP financial measures included in this proxy statement are billings and non-GAAP income from operations. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful information regarding our operating performance for the reasons discussed in the proxy statement.

Rollforward of Deferred Revenue by Quarter for 2011

(Unaudited and in thousands)

Deferred revenue balance at December 31, 2010	$394,304
Net billings during first quarter 2011	76,659
Less revenue recognized during first quarter 2011	(88,634)
Translation adjustment	5

Deferred revenue balance at March 31, 2011	$382,334

Deferred revenue balance at March 31, 2011	$382,334
Net billings during second quarter 2011	85,903
Less revenue recognized during second quarter 2011	(90,705)
Translation adjustment	7

Deferred revenue balance at June 30, 2011	$377,539

Deferred revenue balance at June 30, 2011	$377,539
Net billings during third quarter 2011	84,315
Less revenue recognized during third quarter 2011	(92,111)
Translation adjustment	7

Deferred revenue balance at September 30, 2011	$369,750

Deferred revenue balance at September 30, 2011	$369,750
Net billings during fourth quarter 2011	116,012
Less revenue recognized during fourth quarter 2011	(92,733)
Translation adjustment	5

Deferred revenue balance at December 31, 2011	$393,034

2012 PROXY STATEMENT	A-1

Reconciliation of GAAP Income from Operations to Non-GAAP Income from Operations

(Unaudited and in thousands)

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
GAAP Income from operations	$7,792	$9,527	$13,714	$13,382
Amortization of acquired technology(1)	645	646	646	646
Share-based compensation(2)	285	268	276	267

Gross profit adjustment	930	914	922	913

Amortization of other intangible assets expense(1)	3,160	3,160	3,159	3,160
Share-based compensation expense(2)	5,220	4,381	4,004	4,275

Operating expense adjustment	8,380	7,541	7,163	7,435

Non-GAAP Income from operations	$17,102	$17,982	$21,799	$21,730

(1)	Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
(2)	Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods.

A-2	2012 PROXY STATEMENT

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — WEBSENSE, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 31, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. McCormack and Michael A. Newman, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of Websense, Inc. to be held on Thursday, May 31, 2012 or at any postponements or adjournments thereof, as specified on the reverse side with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 31, 2012 and the proxy statement.

THIS PROXY CONFERS ON THE PROXYHOLDER DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTER AS TO WHICH A CHOICE IS NOT SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINATED DIRECTORS AND FOR PROPOSALS 2 AND 3.

This Proxy, when properly executed, will be voted as specified on the reverse side. Unless otherwise specified by the undersigned, this proxy will be voted FOR the election of the nominated directors and FOR Proposal 2 and 3 and will be voted by the proxyholder at his discretion as to any other matters properly transacted at the meeting or any adjournment thereof.

WEBSENSE, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on May 30, 2012.

Vote by Internet • Go to www.investorvote.com/WBSN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - John B. Carrington	☐	☐	02 - Bruce T. Coleman			☐	☐	03 - Gene Hodges	☐	☐

	04 - John F. Schaefer	☐	☐	05 - Mark S. St.Clare			☐	☐	06 - Gary E. Sutton	☐	☐

	07 - Peter C. Waller	☐	☐

				For	Against	Abstain					For	Against	Abstain

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Websense for the fiscal year ending December 31, 2012.			☐	☐	☐	3.	Advisory vote to approve named executive officer compensation.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title .

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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